                                                                       Exhibit 2

                                                        EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

                          Dated as of September 1, 2002

                                      Among

                            NAVIGANT CONSULTING, INC.

                  HUNTER & ASSOCIATES MANAGEMENT SERVICES, INC.

                               THG INVESTORS, INC.

                                       and

              THE SHAREHOLDERS LISTED ON THE SIGNATURE PAGES HERETO

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                                TABLE OF CONTENTS

                                                                                Page No.
ARTICLE I DEFINITIONS ..........................................................      1
     1.1. Definitions ..........................................................      1
     1.2. Interpretation .......................................................      8

ARTICLE II PURCHASE AND SALE ...................................................      8

     2.1. Purchased Assets .....................................................      8
     2.2. Excluded Assets ......................................................      9
     2.3. Assumed Liabilities ..................................................      9
     2.4. Excluded Liabilities .................................................     10

ARTICLE III PURCHASE PRICE .....................................................     11

     3.1. Purchase Price .......................................................     11
     3.2. Adjustment to Purchase Price .........................................     11
     3.3. Deferred Payments ....................................................     12
     3.4. Earn-Out Payments ....................................................     13
     3.5. Allocation of Purchase Price .........................................     15

ARTICLE IV CLOSING .............................................................     16

     4.1. Closing Date .........................................................     16
     4.2. Payment on the Closing Date ..........................................     16
     4.3. Buyer's Additional Deliveries ........................................     16
     4.4. Seller's Deliveries ..................................................     16

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER, PARENT AND THE
SHAREHOLDERS ...................................................................     18

     5.1. Organization of Parent and Seller ....................................     18
     5.2. Subsidiaries and Investments .........................................     18
     5.3. Authority of Parent, Seller and the Shareholders .....................     18
     5.4. Financial Statements .................................................     19
     5.5. Operations Since Balance Sheet Date ..................................     19
     5.6. No Undisclosed Liabilities ...........................................     21
     5.7. Taxes ................................................................     21
     5.8. Availability of Assets ...............................................     22
     5.9. Governmental Permits .................................................     22
     5.10. Real Property .......................................................     23
     5.11. Real Property Leases ................................................     23
     5.12. Condemnation ........................................................     23
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
     5.13. Personal Property ..............................................  23
     5.14. Personal Property Leases .......................................  23
     5.15. Intellectual Property; Software ................................  23
     5.16. Accounts Receivable ............................................  25
     5.17. Title to Property ..............................................  25
     5.18. Employees and Related Agreements; ERISA ........................  25
     5.19. Employee Relations .............................................  27
     5.20. Contracts ......................................................  28
     5.21. Status of Contracts ............................................  28
     5.22. No Violation, Litigation or Regulatory Action ..................  29
     5.23. Environmental Matters ..........................................  29
     5.24. Insurance ......................................................  31
     5.25. Customers and Suppliers ........................................  31
     5.26. Securities Law Matters .........................................  31
     5.27. No Finder ......................................................  32
     5.28. Disclosure .....................................................  32

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER ........................  33

     6.1. Organization of Buyer ...........................................  33
     6.2. Authority of Buyer ..............................................  33
     6.3. No Regulatory Actions or Litigation .............................  33
     6.4. No Finder .......................................................  34
     6.5. Capital Stock of Buyer ..........................................  34
     6.6. Disclosure ......................................................  34

ARTICLE VII ADDITIONAL AGREEMENTS .........................................  34

     7.1. Covenant Not to Compete or Solicit Business .....................  34
     7.2. Taxes ...........................................................  35
     7.3. Discharge of Business Liabilities ...............................  36
     7.4. Employees and Employee Benefit Plans ............................  36
     7.5. Change in Corporate Name ........................................  38
     7.6. Additional Transfer Restrictions ................................  38
     7.7. Restrictions on Ownership .......................................  39
     7.8. Hunter Employment Agreement .....................................  39
     7.9. Lease Expense Reimbursement .....................................  39
     7.10. Management Committee ...........................................  39
     7.11. Application of Buyer Travel Policies ...........................  40
     7.12. Assignment or Enforcement of Certain Agreements ................  40
     7.13. Payment to David Hunter ........................................  40

ARTICLE VIII INDEMNIFICATION ..............................................  40

     8.1. Indemnification by Parent, Seller and the Shareholders ..........  40
     8.2. Indemnification by Buyer ........................................  41
     8.3. Notice of Claims ................................................  41

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
     8.4. Third Person Claims .............................................. 42
     8.5. Limitations on Indemnification Obligations ....................... 43

ARTICLE IX GENERAL PROVISIONS .............................................. 44

     9.1. Survival of Obligations .......................................... 44
     9.2. Confidential Nature of Information ............................... 44
     9.3. No Public Announcement ........................................... 45
     9.4. Notices .......................................................... 45
     9.5. Successors and Assigns ........................................... 46
     9.6. Access to Records after Closing .................................. 46
     9.7. Entire Agreement; Amendments ..................................... 46
     9.8. Interpretation ................................................... 46
     9.9. Waivers .......................................................... 47
     9.10. Expenses ........................................................ 47
     9.11. Execution in Counterparts ....................................... 47
     9.12. Enforcement of Agreement ........................................ 47
     9.13. Further Assurances .............................................. 47
     9.14. Governing Law ................................................... 48
     9.15. Time is of the Essence .......................................... 48
     9.16. Offset .......................................................... 48
     9.17. Submission to Jurisdiction ...................................... 48
     9.18. Dispute Resolution .............................................. 48
     9.19. Arbitration ..................................................... 49
     9.20. Judicial Procedure .............................................. 50
     9.21. Seller Representative ........................................... 50

                                     -iii-

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                            ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT, dated as of September 1, 2002, among Navigant Consulting, Inc., a Delaware corporation ("Buyer"), Hunter & Associates Management Services, Inc., a Delaware corporation ("Seller"), THG Investors, Inc., a Florida corporation ("Parent"), and each of the shareholders of Parent listed on the signature pages hereto (the "Shareholders").

     WHEREAS, Seller is engaged in the business of providing consulting services to hospital and other healthcare systems (including hospitals, physician practices and managed care organizations), including management services, operating performance improvement plans and plan implementation, operational restructuring and related consulting services (the "Business"); and

     WHEREAS, Seller desires to sell, and Parent and the Shareholders desire to cause Seller to sell to Buyer, and Buyer desires to purchase from Seller, on a going concern basis, substantially all of the assets, properties and business of the Seller, all on the terms and subject to the conditions set forth herein;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed between Seller, Parent, the Shareholder and Buyer as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

     "AAA" has the meaning specified in Section 9.19.

     "Accounting Firm" has the meaning specified in Section 3.2.

     "Additional Periods" has the meaning specified in Section 3.4.

     "Additional Shares" means the Deferred Payment Shares and the Earnout
Shares.

     "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

     "Agreed Accounting Principles" means generally accepted accounting principles consistently applied, provided that, with respect to any matter as to which there is

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more than one generally accepted accounting principle, Agreed Accounting
Principles means the generally accepted accounting principles applied in the preparation of the Balance Sheet included in Schedule 5.4; provided further that, for purposes of the Agreed Accounting Principles, no known adjustments by Parent, Seller or their accountants for items or matters, regardless of the amount thereof, shall be deemed to be immaterial.

     "Agreed Earnout Adjustments" has the meaning specified in Section 3.4.

     "Agreed Net Asset Value Adjustments" has the meaning specified in Section 3.2.

     "Allocation Schedule" has the meaning set forth in Section 3.5.

     "Assumed Liabilities" has the meaning specified in Section 2.3.

     "Average Closing Price" has the meaning specified in Section 3.3.

     "Balance Sheet" means the unaudited balance sheet of Seller as of the Balance Sheet Date included in Schedule 5.4.

     "Balance Sheet Date" means July 31, 2002.

     "Business" has the meaning specified in the recitals to this Agreement.

     "Business Property" means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by Seller.

     "Buyer" has the meaning specified in the first paragraph of this Agreement.

     "Buyer Ancillary Agreements" means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

     "Buyer Group Member" means Buyer and its Affiliates and their respective successors and assigns.

     "Cash Election" has the meaning specified in Section 3.3.

     "Cash Percentage" has the meaning specified in Section 3.3.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.ss.ss.9601 et seq.

     "Claim Notice" has the meaning specified in Section 8.3.

     "Closing" means the closing of the transfer of the Purchased Assets from Seller to Buyer.

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     "Closing Date" has the meaning specified in Section 4.1.

     "Closing Date Balance Sheet" has the meaning specified in Section 3.2.

     "Closing Date Cash Payment" has the meaning specified in Section 3.1.

     "Code" means the Internal Revenue Code of 1986.

     "Contaminant" means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste, or any constituent of any such substance or waste.

     "Copyrights" means United States and foreign copyrights and mask works (as defined in 17 U.S.C. ss. 901), whether registered or unregistered, and pending applications to register the same.

     "Court Order" means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

     "day" means, unless otherwise specified, the calendar days of the week excluding Saturday, Sunday and legally recognized holidays.

     "Deferred Payment" has the meaning specified in Section 3.3.

     "Deferred Payment Date" has the meaning specified in Section 3.3.

     "Deferred Payment Shares" has the meaning specified in Section 3.3.

     "Dispute" has the meaning specified in Section 9.18.

     "Earnout Average Closing Price" has the meaning specified in Section 3.4.

     "Earnout Cash Election" has the meaning specified in Section 3.4.

     "Earnout Cash Percentage" has the meaning specified in Section 3.4.

     "Earnout Determination" has the meaning specified in Section 3.4.

     "Earnout Payment" has the meaning specified in Section 3.4.

     "Earnout Shares" has the meaning specified in Section 3.4.

     "Employment Agreements" means, collectively, (i) the Employment Agreement in the form of Exhibit A between Buyer and David Hunter and (ii) the Employment Agreements, each in the form of Exhibit B, between Buyer and each of Lawrence Scanlan, Jr., David B. Coats, Thomas M. Honan, Edward McCarthy, Dewey C. Hickman, M. Dean Kinsey, M.D. and John B. Stone.

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     "Encumbrance" means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind or nature, and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.

     "Environmental Encumbrance" means an Encumbrance in favor of any Governmental Body for (i) any liability under any Environmental Law, or (ii) damages arising from, or costs incurred by such Governmental Body in response to, a Release or threatened Release of a Contaminant into the environment.

     "Environmental Law" means all Requirements of Laws derived from or relating to all federal, state and local laws or regulations relating to or addressing the environment, health or safety, including CERCLA, OSHA and RCRA and any state equivalent thereof.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Excluded Assets" has the meaning specified in Section 2.2.

     "Excluded Leases" has the meaning specified in Section 2.4(e).

     "Excluded Liabilities" has the meaning specified in Section 2.4.

     "Expenses" means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

     "Governmental Body" means any foreign, federal, state, local or other governmental authority or regulatory body.

     "Governmental Permits" has the meaning specified in Section 5.9.

     "Indemnified Party" has the meaning specified in Section 8.3.

     "Indemnitor" has the meaning specified in Section 8.3.

     "Instrument of Assignment" means the Instrument of Assignment in the form of Exhibit C.

     "Instrument of Assumption" means the Instrument of Assumption in the form of Exhibit D.

     "Intellectual Property" means Copyrights, Patent Rights, Trademarks and Trade Secrets.

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     "IRS" means the Internal Revenue Service.

     "knowledge" means actual knowledge of, or that which reasonably should have been known by, the Person to whom the knowledge is attributed, except that "knowledge" with respect to Parent or Seller shall be limited to that which is actually known or reasonably should have been known by its executive officers or by the Shareholders and "knowledge" with respect to Buyer shall be limited to that which is actually known or reasonably should have been known by its executive officers.

     "Letter of Intent" means the Letter of Intent dated July 10, 2002, between Buyer, Seller and certain of the Shareholders.

     "Losses" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges.

     "Net Asset Value" has the meaning specified in Section 3.2.

     "Net Asset Value Determination" has the meaning specified in Section 3.2.

     "Net Fee Revenues" has the meaning specified in Section 3.4.

     "OSHA" means the Occupational Safety and Health Act, 29 U.S.C.ss.ss.651 et seq.

     "Owned Software" has the meaning specified in Section 5.15.

     "Parent" has the meaning specified in the first paragraph of this Agreement.

     "Patent Rights" means United States and foreign patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) or improvements thereto.

     "Permitted Encumbrances" means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by law arising in the ordinary course of business for sums not yet due and payable and (c) other liens or imperfections on property which do not adversely affect title to, detract from the value of, or impair the existing use of, the property affected by such lien or imperfection.

     "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

     "Practice" has the meaning specified in Section 3.4.

     "Purchase Price" has the meaning specified in Section 3.1.

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     "Purchased Assets" has the meaning specified in Section 2.1.

     "RCRA" means the Resource Conservation and Recovery Act, 42
U.S.C.ss.ss.6901 et seq.

     "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Business Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Business Property.

     "Remedial Action" means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

     "Requirements of Laws" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

     "Seller" has the meaning specified in the first paragraph of this Agreement.

     "Seller Agreements" has the meaning specified in Section 5.21.

     "Seller's Compensation Commitments" has the meaning specified in Section 5.18.

     "Seller's ERISA Plans" has the meaning specified in Section 5.18.

     "Seller's Non-ERISA Plans" has the meaning specified in Section 5.18.

     "Seller Ancillary Agreements" means all agreements, instruments and documents being or to be executed and delivered by Seller, Parent or any Shareholder under this Agreement or in connection herewith.

     "Seller Group Member" means Seller, Parent or any Shareholder and their respective Affiliates and their respective successors and assigns.

     "Seller Representative" has the meaning specified in Section 9.21.

     "Shareholders" has the meaning specified in the first paragraph of this Agreement.

     "Shares" means 1,464,547 shares of common stock, par value $.001 per share (including associated preferred stock purchase rights), of Buyer.

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     "Software" means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or "proprietary" languages, related documentation and materials, whether in source code, object code or human readable form.

     "Straddle Period" means any taxable year or period beginning on or before and ending after the Closing Date.

     "Tax" (and, with correlative meaning, "Taxable") means: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental (including taxes under Code
Section 59A) tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any Tax Sharing Arrangement or Tax indemnity agreement.

     "Tax Return" means any return, report or similar statement required to be filed by Parent or Seller with respect to any Taxes (including any attached schedules), including, any information return, claim for refund, amended return or declaration of estimated Tax.

     "Tax Sharing Arrangement" means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes Seller or Parent.

     "Trademarks" means United States, state and foreign trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, whether registered or unregistered, and pending registrations and applications to register the foregoing.

     "Trade Secrets" means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans, or other proprietary information which derives economic value, either directly or indirectly, from its owner's desire or need to maintain its confidentiality.

     "trading day" means any day on which the New York Stock Exchange is open for trading.

     "Transfer" has the meaning specified in Section 7.6.

     "Transferring Employees" has the meaning specified in Section 7.4.

     "Unresolved Earnout Objections" has the meaning specified in Section 3.4.

     "Unresolved Net Asset Value Objections" has the meaning specified in
Section 3.2.

          1.2. Interpretation. For purposes of this Agreement, (i) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation," (ii) the word "or" is not exclusive and (iii) the words "herein", "hereof", "hereby", "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein:
(i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.

                                   ARTICLE II

                                PURCHASE AND SALE

          2.1. Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, on a going concern basis, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the business and operations of Seller and all of the assets and properties of Seller of every kind and description, wherever located, real, personal or mixed, tangible or intangible, as the same shall exist on the Closing Date (herein collectively called the "Purchased Assets"), including, all right, title and interest of Seller in, to and under:

          (a) all of the assets reflected on the Balance Sheet, except those disposed of or converted into cash after the Balance Sheet Date in the ordinary course of the Business consistent with past practice;

          (b)  all notes and accounts receivable generated by the Business;

          (c)  the Governmental Permits listed in Schedule 5.9;

          (d) the equipment, furniture and other personal property listed or referred to in Schedule 5.13;

          (e)  the personal property leases listed in Schedule 5.14;

          (f) the Copyrights, Patent Rights and Trademarks and the agreements, contracts, licenses, sublicenses, assignments and indemnities, listed in
     Schedule 5.15;

          (g) the contracts, agreements or understandings listed or described in Schedule 5.20;

          (h) all client engagements, contracts or agreements with clients or subcontractors, client or subcontractors relationships, client work papers and client lists;

          (i) all Trade Secrets and other proprietary or confidential information;

          (j)  the Software listed in Schedule 5.15;

          (k) all of Seller's or Parent's rights, claims or causes of action against third parties relating to the assets, properties, business or operations of Seller in respect of the Business arising out of transactions occurring prior to the Closing Date;

          (l) all books and records (including all data and other information stored on discs, tapes or other media) of Seller or Parent relating to the Business, including sales, advertising and marketing materials; and

          (m) all telephone, telex and telephone facsimile numbers and other directory listings utilized by Seller.

          2.2. Excluded Assets. Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include the following (herein referred to as the "Excluded Assets"):

          (a)  all cash and bank deposits;

          (b) Seller's rights, claims or causes of action against third parties relating to the Business which might arise in connection with the discharge by Seller of the Excluded Liabilities;

          (c)  all contracts of insurance;

          (d) any real estate leases or leasehold improvements, including the Excluded Lease;

          (e)  all minute books and stock transfer books of Seller;

          (f)  any goodwill or other intangibles relating to organization costs;

          (g) Seller's employee benefit agreements, plans or arrangements listed in Schedule 5.18(A), Schedule 5.18 (B) or otherwise maintained by Seller on behalf of persons employed by Seller; and

          (h)  all refunds of any Tax for which Seller is liable pursuant to
     Section 7.2.

          2.3. Assumed Liabilities. On the Closing Date, Buyer shall deliver to Seller the Instrument of Assumption pursuant to which Buyer shall assume and agree to discharge the following obligations and liabilities of Seller in accordance with their respective terms and subject to the respective conditions thereof:

          (a) all liabilities and obligations of Seller to be paid or performed on or after the Closing Date under (i) the Seller Agreements, including but not limited to unpaid expenses and liabilities listed on Schedule 2.3(a) relating to all contractual deposits of clients of the Business that are held by Seller on the Closing Date, and (ii) the leases, contracts and other agreements with respect to the Business not required by the terms of
     Section 5.20 to be listed in a Schedule to this Agreement, except in each case, to the extent such liabilities and obligations, but for a breach or default by Seller, would have been paid, performed or otherwise discharged prior to the Closing Date or to the extent the same arise out of any such breach or default; and

          (b) all liabilities in respect of Taxes for which Buyer is liable pursuant to Section 7.2.

All of the foregoing liabilities and obligations to be assumed by Buyer hereunder (excluding any Excluded Liabilities) are referred to herein as the "Assumed Liabilities."

          2.4. Excluded Liabilities. Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of Seller, Parent or any Shareholder, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by Buyer pursuant to the Instrument of Assumption (all such liabilities and obligations not being assumed being herein called the "Excluded Liabilities") and, notwithstanding anything to the contrary in Section 2.3, none of the following shall be Assumed Liabilities for purposes of this Agreement:

          (a) any liabilities in respect of Taxes for which Parent or Seller is liable pursuant to Section 7.2;

          (b) any payables and other liabilities or obligations of Parent or Seller to any of its Affiliates, including any payables and other liabilities to any Shareholder or any other shareholder or former shareholder of Parent or Seller;

          (c) any costs and expenses incurred by Seller incident to its negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein;

          (d) any liabilities or obligations in respect of any Excluded Assets, other than cash;

          (e)  any liabilities or obligations in respect of the leases listed on
     Schedule 2.4(E) (the "Excluded Leases");

          (f) any liabilities in respect of the lawsuits, claims, suits, proceedings or investigations set forth in Schedule 5.22; or

          (g) any liabilities and obligations related to, associated with or arising from (i) the occupancy, operation, use or control of any of the Business Property prior to the Closing Date or (ii) the operation of the Business prior to the Closing Date, in each case incurred or imposed by any Environmental Law, including liabilities and obligations related to, or arising from, any Release of any Contaminant on, at or from (A) the

     Business Property, including all facilities, improvements, structures and equipment thereon, surface water thereon or adjacent thereto and soil or groundwater thereunder, or any conditions whatsoever on, under or in the vicinity of such real property or (B) any real property or facility owned by a third Person to which Contaminants generated by the Business were sent prior to the Closing Date.

                                  ARTICLE III

                                 PURCHASE PRICE

          3.1. Purchase Price. The purchase price for the Purchased Assets (the "Purchase Price") shall be equal to:

          (i) $10,157,806 in cash paid at closing (the "Closing Date Cash Payment"), plus

          (ii)  the Shares, plus

          (iii) $500,000 in cash payable on April 1, 2003, plus

          (iv)  the Deferred Payments, plus

          (v)   any Earnout Payments.

          3.2. Adjustment to Purchase Price. (a) The parties agree that the Closing Date Cash Payment has been calculated based on an assumed Net Asset Value of $217,806. Within forty (40) days after the Closing Date, Buyer shall prepare, in accordance with the Agreed Accounting Principles, a balance sheet as of the Closing Date with respect to the Purchased Assets and the Assumed Liabilities (the "Closing Date Balance Sheet") and shall deliver to Seller such balance sheet and Buyer's determination of the Net Asset Value (the "Net Asset Value Determination"). As used herein, "Net Asset Value" means an amount equal to the excess of (i) the book value of the Purchased Assets as shown on the Closing Date Balance Sheet over (ii) the amount of the Assumed Liabilities as shown on the Closing Date Balance Sheet.

          (b) Promptly following receipt of the Net Asset Value Determination, Seller may review the same and, within seven (7) days after the date of such receipt, may deliver to Buyer a certificate (signed by its President, its chief financial officer or its chief accounting officer) setting forth each of its objections to the Net Asset Value Determination (the "Unresolved Net Asset Value Objections"), together with a complete and detailed list of the reasons therefor and calculations which, in its view, are necessary to eliminate such Unresolved Net Asset Value Objections. If Seller does not so object within such seven day period, the Net Asset Value Determination shall be final and binding for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

          (c) If Seller so objects within such seven day period, Buyer and Seller shall use their reasonable efforts to resolve by written agreement (the "Agreed Net Asset Value

Adjustments") the Unresolved Net Asset Value Objections and, if Seller and Buyer so resolve all the Unresolved Net Asset Value Objections, the Net Asset Value Determination, as adjusted by the Agreed Net Asset Value Adjustments, shall be final and binding for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

          (d) If any Unresolved Net Asset Value Objections are not resolved by the Agreed Net Asset Value Adjustments within the twenty (20) day period next following such seven day period, then Buyer and Seller shall submit the remaining Unresolved Net Asset Value Objections that have not been resolved by the Agreed Net Asset Value Adjustments to PricewaterhouseCoopers LLP (or to such other national accounting firm acceptable to both Seller and Buyer) and such firm (the "Accounting Firm") shall be directed by Buyer and Seller to resolve such remaining Unresolved Net Asset Value Objections (based solely on the presentations by Buyer and by Seller as to whether such remaining Unresolved Net Asset Value Objection has been determined in a manner consistent with this Agreement) as promptly as reasonably practicable and to deliver written notice to each of Buyer and Seller setting forth its resolution of such remaining Unresolved Net Asset Value Objections. The Net Asset Value Determination, after giving effect to any Agreed Net Asset Value Adjustments and to such resolution by the Accounting Firm, shall be final and binding as the Net Asset Value Determination for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

          (e) The parties hereto shall make available to Buyer, Seller and, if applicable, the Accounting Firm, such books, records and other information as any of the foregoing may reasonably request to prepare or review the Net Asset Value Determination or any Unresolved Net Asset Value Objections submitted to the Accounting Firm. The fees and expenses of the Accounting Firm hereunder shall be paid 50% by Buyer and 50% by Seller.

          (f)  If the Net Asset Value, as finally determined pursuant to this
Section 3.2, is less than $217,806, then Seller shall pay to Buyer, within seven
(7) days after such determination, an amount of cash equal to the excess of $217,806 over such Net Asset Value. If the Net Asset Value, as finally determined pursuant to this Section 3.2, exceeds $217,806, then Buyer shall pay to Seller, within seven (7) days after such determination, an amount of cash equal to the excess of such Net Asset Value over $217,806. Any payment pursuant to this Section 3.2(f) shall be an adjustment to the Purchase Price.

          3.3. Deferred Payments. On each of the first anniversary and the second anniversary of the Closing Date (each, a "Deferred Payment Date"), Buyer shall pay to Seller, as additional Purchase Price, an additional payment (each, a "Deferred Payment") equal to $3,250,000. Each such Deferred Payment shall be paid by issuing and delivering to Seller unregistered shares of common stock, par value $.001 per share (including any associated preferred stock purchase rights), of Buyer ("Deferred Payment Shares") equal to the number determined by dividing the amount of such Deferred Payment by the average per share closing price for shares of common stock of Buyer on the New York Stock Exchange for the ten trading day period ending on the fifth trading day prior to the Deferred Payment Date for such Deferred Payment (the "Average Closing Price"); provided that no later than five days prior to such Deferred Payment Date, either Buyer or Seller may deliver to the other a written irrevocable election (a "Cash Election") to have a percentage (not to exceed 67%) of such Deferred Payment (the "Cash Percentage"), paid in cash in lieu of Deferred Payment Shares, in which case the Deferred Payment shall be paid by (a) delivering to Seller cash in an amount equal to the Cash Percentage (provided that if both Buyer and Seller deliver a Cash Election with respect to the same Deferred Payment, the Cash Percentage for such Deferred Payment shall be the higher of the percentages contained in such Cash Elections) of such Deferred Payment and (b) issuing and delivering to Seller a number of Deferred Payment Shares equal to the number determined by dividing the difference between the amount of such Deferred Payment and the amount of the cash payment described in clause (a) by the Average Closing Price.

          3.4. Earn-Out Payments. The Purchase Price shall include additional payments, if any, to be made to Seller by Buyer (each such payment an "Earnout Payment") based on the performance of the Practice during the period from the Closing Date through and including December 31, 2002, the period from January 1, 2003 through and including December 31, 2003, the period from January 1, 2004 through and including December 31, 2004 and the period from January 1, 2005 through and including August 31, 2005 (such periods being referred to as the "Additional Periods"), to be determined as follows:

          (a) Subject to Section 3.4(d), the amount of any Earnout Payment in respect of an Additional Period shall be equal to an amount equal to nine percent (9%) of all Net Fee Revenues for such Additional Period.

          (b) As used herein: (i) "Net Fee Revenues" means, for an Additional Period the sum (without duplication) of (A) for client engagements which generate revenue of the Practice, the client fee revenue of the Practice recognized during such Additional Period for client work completed and billed or billable by the Practice and (B) for client engagements which (x) do not generate revenue of the Practice, but which were secured primarily by Shareholders or other employees of the Practice as of the Closing Date and as of the date of such engagement and (y) Seller or any Shareholder request be included in Net Fee Revenues within twenty (20) days after the commencement of such engagement, an amount equal to a portion (based on the relative contribution of Shareholders or such employees in securing such engagement compared to other Buyer employees, with any disputes being resolved finally by the Executive Managing Director of Buyer's Financial & Claims Practice, or his or her designee) of the client fee revenue recognized by Buyer or its Affiliates during such Additional Period for client work billed and completed pursuant to such engagement; provided that each of items (A) and (B) shall (i) include fees of subcontractors that are individuals, (ii) include fees of subcontractors that are entities that are billed by Buyer to the client at Buyer's then standard rates and margins, (iii) for fees of subcontractors that are entities that are not billed by Buyer at Buyer's then standard rates and margins, include the net incremental revenue of the Practice recognized by Buyer in respect of such fees (such net incremental revenue being equal to the excess, if any, of the amount billed in respect of such fees over the cost to Buyer in respect of such fees),
(iv) exclude client reimbursed expenses and (v) shall be reduced by an allowance for doubtful or uncollectable amounts determined in a manner consistent with Buyer's other similar businesses; and

          (ii) "Practice" means the Business operating prior to the Closing Date under the trade name "The Hunter Group", which will be operated by Buyer as part of its healthcare consulting group on and after the Closing Date, it being understood that such Practice may be changed from time to time during the Additional Periods.

          (c) During the Additional Periods, the Practice will enter into client engagements on terms, including profit margins, consistent with past practice, except as may be otherwise agreed by Buyer and Seller in writing.

          (d) Notwithstanding anything to the contrary contained herein, the aggregate Earnout Payments paid pursuant to this Agreement shall not exceed $13.0 million.

          (e) Within forty (40) days after the end of each Additional Period, Buyer shall determine the Earnout Payment, if any, to be made in respect of such Additional Period and deliver to Seller Buyer's determination thereof (the "Earnout Determination"), including the determination of the Net Fee Revenues for such Additional Period.

          (f) Promptly following receipt of the Earnout Determination, Seller may review the same and, within seven (7) days after the date of such receipt, may deliver to Buyer a certificate (signed by its President, its chief financial officer or its chief accounting officer) setting forth each of its objections to the Earnout Determination (the "Unresolved Earnout Objections"), together with a complete and detailed list of the reasons therefor and calculations which, in its view, are necessary to eliminate such Unresolved Earnout Objections. If Seller does not so object within such seven day period, the Earnout Determination (including the amount of the Earnout Payment, if any, set forth therein) shall be final and binding for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

          (g) If Seller so objects within such seven day period, Buyer and Seller shall use their reasonable efforts to resolve by written agreement (the "Agreed Earnout Adjustments") the Unresolved Earnout Objections and, if Seller and Buyer so resolve all the Unresolved Earnout Objections, the Earnout Determination (including the amount of the Earnout Payment, if any, set forth therein), as adjusted by the Agreed Earnout Adjustments, shall be final and binding for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

          (h) If any Unresolved Earnout Objections are not resolved by the Agreed Earnout Adjustments within the twenty (20) day period next following such seven day period, then Buyer and Seller shall submit the remaining Unresolved Earnout Objections that have not been resolved by the Agreed Earnout Adjustments to the Accounting Firm and the Accounting Firm shall be directed by Buyer and Seller to resolve such remaining Unresolved Earnout Objections (based solely on the presentations by Buyer and by Seller as to whether such remaining Unresolved Earnout Objection has been determined in a manner consistent with this Agreement) as promptly as reasonably practicable and to deliver written notice to each of Buyer and Seller setting forth its resolution of such remaining Unresolved Earnout Objections. The Earnout Determination (including the amount of the Earnout Payment, if any, set forth therein), after giving effect to any Agreed Earnout Adjustments and to such resolution by the Accounting Firm, shall be final and binding as the Earnout Determination (including the amount of the Earnout Payment, if any, set forth therein) for purposes of this Agreement (and the resolution by the Accounting Firm shall be applied to the Earnout Determination for any subsequent Additional Period) but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

          (i) The parties hereto shall make available to Buyer, Seller and, if applicable, the Accounting Firm, such books, records and other information as any of the foregoing may reasonably request to prepare or review the Earnout Determination or any Unresolved Earnout Objections submitted to the Accounting Firm. The fees and expenses of the Accounting Firm hereunder shall be paid 50% by Buyer and 50% by Seller.

          (j) Buyer shall pay to Seller the amount of an Earnout Payment, if any, which is due pursuant to the provisions of this Section 3.4 upon the later of (i) promptly after the final and binding determination of the amount of such Earnout Payment pursuant to this Section 3.4 and (ii) April 1 immediately following the end of the Additional Period relating to such Earnout Payment (or, in the case of the Earnout Payment relating to the Additional Period ending August 31, 2005, December 1, 2005). Such Earnout Payment shall be paid by issuing and delivering to Seller unregistered shares of common stock, par value $.001 per share (including any associated preferred stock purchase rights), of Buyer ("Earnout Shares") equal to the number determined by dividing the amount of such Earnout Payment by the average per share closing price for shares of common stock of Buyer on the New York Stock Exchange for the ten trading day period ending on the fifth trading day prior to the date of payment of such Earnout Payment (the "Earnout Average Closing Price"); provided that no later than five days prior to such date, either Buyer or Seller may deliver to the other a written irrevocable election (an "Earnout Cash Election") to have a percentage (not to exceed 67%) of such Earnout Payment (the "Earnout Cash Percentage") paid in cash in lieu of Earnout Payment Shares, in which case the Earnout Payment shall be paid by (A) delivering to Seller cash in an amount equal to the Earnout Cash Percentage (provided that if both Buyer and Seller deliver an Earnout Cash Election with respect to the same Earnout Payment, the Earnout Cash Percentage for such Earnout Payment shall be the higher of the percentages contained in such Earnout Cash Elections) of such Earnout Payment and (B) issuing and delivering to Seller a number of Earnout Payment Shares equal to the number determined by dividing the difference between the amount of such Earnout Payment and the amount of the cash payment described in clause (A) by the Earnout Average Closing Price.

          3.5. Allocation of Purchase Price. Within forty (40) days following the Closing Date, Buyer shall deliver to Seller and Parent a schedule (the "Allocation Schedule") allocating the Purchase Price (including, for purposes of this Section 3.5, any other consideration paid to Seller including the Assumed Liabilities) among the Purchased Assets. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the regulations thereunder. Seller and Parent agree that promptly after receiving the Allocation Schedule, they shall sign the Allocation Schedule and return an executed copy thereof to Buyer, Seller and Parent each agrees to file IRS Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule. Buyer, Parent and Seller each agrees to provide the other promptly with any other information required to complete IRS Form 8594.

                                   ARTICLE IV

                                     CLOSING

          4.1. Closing Date. The Closing shall be consummated at 10:00 A.M., local time, as of the date hereof, or such later date as may be agreed upon by Buyer and Seller, at the offices of Sidley Austin Brown & Wood, Chicago, Illinois, or at such other place or at such other time as shall be agreed upon by Buyer and Seller. The Closing shall be deemed to be effective as of 12:01 A.M., Chicago time, on September 1, 2002, and such time and date are sometimes referred to herein as the "Closing Date." Without limiting the foregoing, Buyer shall be entitled to receive all revenues and shall be responsible for all expenses incurred in the ordinary course of the Business from and after the Closing Date.

          4.2. Payment on the Closing Date. At Closing Buyer shall (a) pay Seller an amount equal to the Closing Date Cash Payment by wire transfer of immediately available funds to the account in the United States specified by Seller in writing to Buyer at least two days prior to the Closing and (b) issue and deliver to Seller a certificate representing the Shares.

          4.3. Buyer's Additional Deliveries. At Closing Buyer shall deliver to Seller all the following:

          (a) a copy of Buyer's Certificate of Incorporation certified as of a recent date by the Secretary of State of the State of Delaware;

          (b) a certificate of good standing of Buyer issued as of a recent date by the Secretary of State of the State of Delaware;

          (c) a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to (i) no amendments to the Certificate of Incorporation of Buyer since a specified date; (ii) the by-laws of Buyer;
     (iii) the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement;

          (d)  the Instrument of Assumption duly executed by Buyer; and

          (e)  the Employment Agreements duly executed by Buyer.

          4.4. Seller's Deliveries. At Closing Seller, Parent and the Shareholders shall deliver to Buyer all the following:

          (a) a copy of the Certificate of Incorporation of Seller certified as of a recent date by the Secretary of State of the State of Delaware and a copy of the Articles of Incorporation of Parent certified as of a recent date by the Secretary of State of the State of Florida;

          (b) a certificate of good standing of Seller issued as of a recent date by the Secretary of State of the State of Delaware and a certificate of good standing of Parent issued as of a recent date by the Secretary of State of the State of Florida;

          (c) a certificate of the secretary or an assistant secretary of each of Seller and Parent, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to its Certificate of Incorporation or Articles of Incorporation, as the case may be, since a specified date; (ii) its by-laws; (iii) the resolutions of its Board of Directors and of Parent, as the sole stockholder of Seller, authorizing the execution and performance of this Agreement and the Seller Ancillary Agreements and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of its officers executing this Agreement and any Seller Ancillary Agreement;

          (d) the Instrument of Assignment duly executed by Seller;

          (e) the Employment Agreements duly executed by each party thereto (other than Buyer);

          (f) certificates of title or origin (or like documents) with respect to any vehicles or other equipment included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title;

          (g) all consents, waivers or approvals obtained by Seller with respect to the Purchased Assets or the consummation of the transactions contemplated by this Agreement;

          (h) assignments, in recordable form, with respect to each of the registered Copyrights, issued Patent Rights, registered Trademarks and pending applications for the registration or issuance of any Copyrights, Patent Rights and Trademarks included in the Purchased Assets, duly executed by Seller and in form and substance reasonably satisfactory to Buyer; and

          (i) such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer.

In addition to the above deliveries, Seller, Parent and the Shareholders shall take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Purchased Assets.

                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF SELLER, PARENT
                              AND THE SHAREHOLDERS

          As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller, Parent and the Shareholders jointly and severally represent and warrant to Buyer and agree as follows:

          5.1. Organization of Parent and Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Parent and Seller are duly qualified to transact business and in good standing in the jurisdictions listed in Schedule 5.1, which jurisdictions are the only ones in which the ownership or leasing of the Purchased Assets or the conduct of the Business requires such qualification. No other jurisdiction has demanded, requested or otherwise indicated that Seller or Parent is required so to qualify on account of the ownership or leasing of the Purchased Assets or the conduct of the Business. Seller has full power and authority to own or lease and to operate and use the Purchased Assets and to carry on the Business as now conducted. Parent owns all of the issued and outstanding shares of capital stock of Seller, and the Shareholders own all of the issued and outstanding shares of capital stock of Parent.

          True and complete copies of the certification and articles of incorporation and all amendments thereto and of the by-laws, as amended to date, of each of Seller and Parent have been delivered to Buyer.

          5.2. Subsidiaries and Investments. Seller does not, directly or indirectly, (i) own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, joint venture or other entity or (ii) control any corporation, partnership, joint venture or other entity.

          5.3. Authority of Parent, Seller and the Shareholders. (a) Each of Parent and Seller has full power and authority to execute, deliver and perform this Agreement and all of the Seller Ancillary Agreements to be executed, delivered and performed by it. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by each of Parent and Seller have been duly authorized and approved by its board of directors and by Parent as the sole shareholder of Seller and do not require any further authorization or consent of Parent, Seller or their stockholders. This Agreement has been duly authorized, executed and delivered by each of Parent and Seller and is its legal, valid and binding obligation enforceable in accordance with its terms, and each of the Seller Ancillary Agreements to be executed, delivered and performed by it has been duly authorized by it and upon execution and delivery by it will be its legal, valid and binding obligation enforceable in accordance with its terms.

          (b) Each Shareholder has the legal right, power and capacity to execute, deliver and perform this Agreement and all of the Seller Ancillary Agreements to be executed, delivered and performed by such Shareholder. The execution, delivery and performance of this Agreement and each such Seller Ancillary Agreement by such Shareholder do not require any further authorization or consent of such Shareholder. This Agreement has been duly executed and delivered by each Shareholder and is the legal, valid and binding obligation of such Shareholder enforceable in accordance with its terms, and each of the Seller Ancillary Agreements to be executed, delivered and performed by such Shareholder, upon execution and delivery by such Shareholder, will be a legal, valid and binding obligation of such Shareholder enforceable in accordance with its terms.

          (c) Except as set forth in Schedule 5.3, neither the execution and delivery of this Agreement or any of the Seller Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

          (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, under (A) the certificate or articles of incorporation or by-laws of Parent or Seller, (B) any Seller Agreement, (C) any other material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Parent, Seller or any Shareholder is a party or any of the Purchased Assets is subject or by which Parent, Seller or any Shareholder is bound, (D) any Court Order to which Parent, Seller or any Shareholder is a party or any of the Purchased Assets is subject or by which Parent, Seller or any Shareholder is bound, or (E) any Requirements of Laws affecting Parent, Seller or any Shareholder or the Purchased Assets; or

          (ii) require the approval, consent, authorization or act of, or the making by Parent, Seller or any Shareholder of any declaration, filing or registration with, any Person.

          5.4. Financial Statements. Schedule 5.4 contains (i) the unaudited balance sheets of the Seller as of December 31, 1999, 2000 and 2001 and the related statements of income and cash flows for the years then ended, together with the appropriate notes to such financial statements, and (ii) the unaudited balance sheet of Seller as of the Balance Sheet Date and the related statements of income and cash flows for the seven months then ended. Except as set forth therein or in the notes thereto, such balance sheets and statements of income and cash flow, have been prepared in conformity with the Agreed Accounting Principles consistently applied, and such balance sheets and related statements of income and cash flow present fairly the financial position and results of operations of Seller as of their respective dates and for the respective periods covered thereby.

          5.5. Operations Since Balance Sheet Date. (a) Except as set forth in
Schedule 5.5(A), since the Balance Sheet Date, there has been

          (i) no material adverse change in the Purchased Assets, the Business or the operations, liabilities, profits, prospects or condition (financial or otherwise) of Seller, and, to the knowledge of Seller, Parent or any Shareholder, no fact or condition exists or is contemplated or threatened which might reasonably be expected to cause such a material adverse change in the future; and

          (ii) no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any of the Purchased Assets or the Business.

          (b) Except as set forth in Schedule 5.5(B), since the Balance Sheet Date, Seller has conducted the Business only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in such Schedule, Seller has not:

          (i) sold, leased (as lessor), transferred or otherwise disposed of (including any transfers from Seller to any of its Affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the Balance Sheet or any assets acquired by Seller after the Balance Sheet Date, except for minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice and except for Permitted Encumbrances;

          (ii) cancelled any debts owed to or claims held by Seller (including the settlement of any claims or litigation) other than in the ordinary course of the Business consistent with past practice;

          (iii) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);

          (iv) accelerated or delayed collection of notes or accounts receivable generated by the Business in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of the Business consistent with past practice;

          (v) delayed or accelerated payment of any account payable or other liability of the Business beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice;

          (vi) made, or agreed to make, any payment of cash or distribution of assets to Parent, any Shareholder or any of their respective Affiliates, other than the payment of salaries at levels no greater than the annualized levels paid as of the Balance Sheet Date and other than the cash payments specified on Schedule 5.5(B); or

          (vii) instituted any increase in any compensation payable to any employee of Seller or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of Seller; or

          (viii) prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods which would have the effect of deferring income to periods for which Buyer is liable pursuant to
     Section 7.2(a) or accelerating deductions to periods for which Seller is liable pursuant to Section 7.2(a)); or

          (ix) made any change in the accounting principles and practices used by Seller from those applied in the preparation of the Balance Sheet and the related statements of income and cash flow for the period then ended.

          5.6. No Undisclosed Liabilities. Except as set forth in Schedule 5.6, Seller is not subject to any liability (including unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheet, other than liabilities of the same nature as those set forth in the Balance Sheet and the notes thereto and reasonably incurred after the Balance Sheet Date in the ordinary course of the Business consistent with past practice.

          5.7. Taxes. (a) Except as set forth in Schedule 5.7, (i) Seller has filed all Tax Returns which are required to be filed and has paid all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessment which has become payable; (ii) all such Tax Returns are complete and accurate and disclose all Taxes required to be paid; (iii) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes and, to the knowledge of Seller and the Shareholders, no basis exists therefor; (iv) Seller has not waived or been requested to waive any statute of limitations in respect of Taxes; (v) all monies required to be withheld by Seller (including from employees of the Business for income Taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Business; (vi) no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code and no sales Taxes, use Taxes, real estate transfer Taxes or other similar Taxes will be imposed on the transfer of the Purchased Assets or the assumption of the Assumed Liabilities pursuant to this Agreement; (vii) none of the Purchased Assets is properly treated as owned by persons other than Parent or Seller for income Tax purposes pursuant to
Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or otherwise; (viii) none of the Purchased Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code, or subject to a so-called "TRAC lease" under Section 7701(h) of the Code (or any predecessor provision); (ix) following the Closing Date, pursuant to any agreement or arrangement entered into by Parent or Seller or any Affiliate thereof prior to the Closing Date, Buyer will not be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future; (x) Seller is properly treated as the owner, for all federal, state, local and other income Tax purposes, of all property of which Seller is the lessor; (xi) Seller is not a party to any Tax allocation or sharing agreement; and (xii) Seller has not been a member of an affiliated group filing a consolidated federal Tax Return (other than a group the common parent of which was Parent), or has any liability for the Taxes of any Person (other than Parent or Seller) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (b) Parent has made a valid election under Section 1362 of the Code to be treated as an "S corporation" and has at all times since January 1, 2001 qualified as an "S corporation" for purposes of Subchapter S of the Code; with respect to all states which for state tax purposes allow a corporation to be treated as an "S corporation" or similar entity entitled to special tax treatment, all elections for such treatment have been properly and validly made in such states and Parent has maintained compliance at all times with all applicable qualifications and filing procedures for such treatment. All subsidiaries of Parent (including Seller) have made a valid election under
Section 1362 of the Code to be treated as an "S corporation" for purposes of Subchapter S of the Code, or have a valid election to be treated as a qualified subchapter S subsidiary (QSSS) under the Code. Except as disclosed on Schedule 5.7, Parent will not be subject to any Tax, including any Tax under Section 1374 of the Code, with respect to the transactions contemplated by this Agreement.

          5.8. Availability of Assets. (a) Except as set forth in Schedule 5.8 and except for the Excluded Assets, the Purchased Assets constitute all the assets used in the Business (including all books, records, computers and computer programs and data processing systems) and are in good condition (subject to normal wear and tear) and serviceable condition and are suitable for the uses for which intended.

          (b) Schedule 5.8 sets forth a description of all material services provided by Seller or any Affiliate of Seller utilizing either (i) assets not included in the Purchased Assets or (ii) employees not listed in Schedule 5.18(J) (other than those employees not listed by reason of clause (i) of Section 5.18(j)) and the manner in which the costs of providing such services have been allocated to the Business. Except for cash and cash equivalents and other Excluded Assets, Parent holds no assets or properties of any kind, real, personal or mixed, tangible or intangible.

          5.9. Governmental Permits. (a) Seller owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle it to own or lease, operate and use the Purchased Assets and to carry on and conduct the Business substantially as currently conducted (collectively, the "Governmental Permits"). Schedule 5.9 sets forth a list and brief description of each Governmental Permit. Complete and correct copies of all of the Governmental Permits have heretofore been delivered to Buyer by Seller.

          (b) Except as set forth in Schedule 5.9, (i) Seller has fulfilled and performed its obligations under each of the Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which might adversely affect the rights of Seller under any such Governmental Permit; (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, Seller or any Shareholder; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect and may be assigned and transferred to Buyer in accordance with this Agreement, to the extent a Governmental Permit may be assigned pursuant to the laws, ordinances or rules of the Governmental Body issuing such Governmental Permit and, if so assignable, will continue in full force and effect thereafter, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Body.

          5.10. Real Property. Seller does not own any real property or hold any option to acquire any real property.


          5.11. Real Property Leases. Except for the leases listed on Schedule 5.11, Seller has no lease or similar agreements under which Seller is lessee of, or holds or operates, any real property owned by any third Person (including Parent or any Shareholder).

          5.12. Condemnation. Neither the whole nor any part of the Business is subject to any pending suit for condemnation or other taking by any public authority, and, to the knowledge of Parent, Seller or any Shareholder, no such condemnation or other taking is threatened or contemplated.

          5.13. Personal Property. Schedule 5.13 contains a list of all machinery, equipment, vehicles, furniture and other personal property owned by Seller having an original cost of $5,000 or more and used in or relating to the Business.

          5.14. Personal Property Leases. Schedule 5.14 contains a list and description of each lease or other agreement or right, whether written or oral (showing in each case the annual rental, the expiration date thereof and a brief description of the property covered), under which Seller is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person (including Parent or any Shareholder).

          5.15. Intellectual Property; Software. (a) Schedule 5.15 contains a list and description (showing in each case the registered or other owner, expiration date and registration or application number, if any) of all Copyrights, Patents and Trademarks (including all assumed or fictitious names under which Seller is conducting the Business or has within the previous five years conducted the Business) owned by, licensed to or used by Seller.

          (b) Schedule 5.15 contains a list and description (showing in each case any owner, licensor or licensee) of all Software owned by, licensed to or used by Seller, provided that Schedule 5.15 does not list mass market Software licensed to Seller that is available in consumer retail stores or otherwise commercially available and subject to "shrink-wrap" or "click-through" license agreements.

          (c) Schedule 5.15 contains a list and description of all agreements, contracts, licenses, sublicenses, assignments and indemnities which relate to
(i) any Copyrights, Patent Rights or Trademarks listed in Schedule 5.15, (ii) any Trade Secrets owned by, licensed to or used by Seller or (iii) any Software listed in Schedule 5.15.

          (d) Except as disclosed in Schedule 5.15, Seller either: (i) owns the entire right, title and interest in and to the Intellectual Property and Software included in the Purchased

Assets, free and clear of any Encumbrance, or (ii) has the perpetual, royalty-free right to use the same. Except as set forth in Schedule 5.15, Seller is listed in the records of the appropriate United States, state or foreign registry as the sole current owner of record for each application or registration identified in Schedule 5.15 as being owned by Seller.

          (e) Except as disclosed in Schedule 5.15: (i) all registrations for Copyrights, Patent Rights and Trademarks identified in Schedule 5.15 as being owned by Seller are valid and in force, and all applications to register any unregistered Copyrights, Patent Rights and Trademarks so identified are pending and in good standing, all without challenge of any kind; (ii) the Intellectual Property owned by Seller has not been cancelled or abandoned and is valid and enforceable; and (iii) Seller has the sole and exclusive right to bring actions for infringement, misappropriation, dilution, violation or unauthorized use of the Intellectual Property and Software owned by Seller, and to the knowledge of Parent, Seller or any Shareholder, there is no basis for any such action. Correct and complete copies of: (x) registrations for all registered Copyrights, Patent Rights and Trademarks identified in Schedule 5.15 as being owned by Seller; and (y) all pending applications to register unregistered Copyrights, Patent Rights and Trademarks identified in Schedule 5.15 as being owned by Seller (together with any subsequent correspondence or filings relating to the foregoing) have heretofore been delivered by Seller to Buyer.

          (f) Except as set forth in Schedule 5.15, (i) no infringement, misappropriation, dilution, violation of any Intellectual Property, or any rights of publicity or privacy relating to the use of names, likenesses, voices, signatures or biographical information, of any other Person has occurred or results in any way from the operations of the Business, (ii) no claim of any infringement, misappropriation, dilution, violation of any Intellectual Property or any such rights of any other Person has been made or asserted in respect of the operations of the Business and (iii) neither Parent, Seller nor any Shareholder has had notice of, or knowledge of any basis for, a claim against Seller that the operations, activities, products, software, equipment, machinery or processes of the Business infringe, misappropriate, violate or dilute any Intellectual Property or any such rights of any other Person.

          (g) Except as disclosed in Schedule 5.15: (i) the Software included in the Purchased Assets is not subject to any transfer, assignment, change of control, site, equipment, or other operational limitations; (ii) Seller has maintained and protected the Software included in the Purchased Assets that it owns (the "Owned Software") (including all source code and system specifications) with appropriate proprietary notices (including the notice of copyright in accordance with the requirements of 17 U.S.C. ss. 401), confidentiality and non-disclosure agreements and such other measures as are necessary to protect the proprietary, trade secret or confidential information contained therein; (iii) the Owned Software has been registered or is eligible for protection and registration under applicable copyright law and has not been forfeited to the public domain; (iv) Seller has copies of all releases or separate versions of the Owned Software so that the same may be subject to registration in the United States Copyright Office; (v) Seller has complete and exclusive right, title and interest in and to the Owned Software; (vi) Seller has developed the Owned Software through its own efforts and for its own account without the aid or use of any consultants, agents, independent contractors or Persons (other than Persons that are employees of Seller); (vii) the Owned Software does not infringe, misappropriate, violate or dilute any Intellectual Property of any other Person; (viii) any Owned

Software includes the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools, and higher level (or "proprietary") language used for the development, maintenance, implementation and use thereof, so that a trained computer programmer could develop, maintain, support, compile and use all releases or separate versions of the same that are currently subject to maintenance obligations by Seller; (ix) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Owned Software by any other Person;
(x) the Owned Software complies with all applicable Requirements of Laws relating to the export or reexport of the same; and (xi) the Owned Software may be exported or reexported to all countries without the necessity of any license, other than to those countries specified as prohibited destinations pursuant to applicable regulations of the U.S. Department of Commerce and/or the United States State Department.

          (h) Except as disclosed in Schedule 5.15, all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any Intellectual Property or Software on behalf of Seller or any predecessor in interest thereto either: (i) created such materials in the scope of his or her employment; (ii) is a party to a "work-for-hire" agreement under which Seller is deemed to be the original owner/author of all rights, title and interest therein; or (iii) has executed an assignment or an agreement to assign in favor of Seller (or such predecessor in interest, as applicable) of all right, title and interest in such material.

          5.16. Accounts Receivable. All accounts receivable of Seller have arisen from bona fide transactions by Seller in the ordinary course of the Business consistent with past practice. All accounts receivable reflected in the Balance Sheet are good and collectible in the ordinary course of the Business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Balance Sheet; and all accounts receivable to be included in the Purchased Assets will be good and collectible in the ordinary course of the Business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts, which allowance will be determined on a basis consistent with the basis used in determining the allowance for doubtful accounts reflected in the Balance Sheet.

          5.17. Title to Property. Seller has good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances. Upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 4.4, Seller will thereby transfer to Buyer good and marketable title to the Purchased Assets, subject to no Encumbrances, except for Permitted Encumbrances.

          5.18. Employees and Related Agreements; ERISA. (a) Schedule 5.18(A) sets forth a list of each retirement, savings, thrift, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, hospitalization or other medical, disability, life or other insurance, or other welfare, retiree welfare or benefit plan, policy, trust, understanding or arrangement of any kind, whether written or oral, to which Seller is a party or by which it is bound or pursuant to which it may be required to make any payment at any time, other than plans of the type described in Section 5.18(d) ("Seller's Non-ERISA Plans").

          (b) Schedule 5.18(B) sets forth a list of each (i) employee collective bargaining agreement, and (ii) agreement, commitment, understanding, plan, policy or arrangement of any kind, whether written or oral, with or for the benefit of any current or former officer, director, employee, subcontractor or consultant (including each employment, compensation, deferred compensation, severance, supplemental pension, life insurance, termination or consulting agreement or arrangement and any agreements or arrangements associated with a change in control), to which Seller is a party or by which it is bound or pursuant to which it may be required to make any payment at any time, other than Seller's Non-ERISA Plans and other than plans of the type described in Section 5.18(d) ("Seller's Compensation Commitments").

          (c) Copies of all written Seller's Non-ERISA Plans and Seller's Compensation Commitments and of all related insurance and annuity policies and contracts and other documents with respect to each Seller's Non-ERISA Plan and Seller's Compensation Commitment have been delivered to Buyer. Schedules 5.18(A) and 5.18(B) contain a description of all oral Seller's Non-ERISA Plans and Seller's Compensation Commitments.

          (d) Schedule 5.18(D) sets forth a list of each "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) and each "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA) covering any employee or former employee of Seller (collectively, "Seller's ERISA Plans"). Except as set forth in Schedule 5.18(D), (i) Seller has never maintained any employee pension benefit plan and (ii) Seller has never been required to contribute to any "multiemployer plan"

          (e) Seller has delivered to Buyer, with respect to each Seller's ERISA Plan, correct and complete copies, where applicable, of (i) all plan documents and amendments, trust agreements and insurance and annuity contracts and policies, (ii) the most recent IRS determination letter, (iii) the Annual Reports (Form 5500 Series) and accompanying schedules and actuarial reports, as filed, for the most recently completed three plan years, (iv) the summary plan description currently in use and any other summary plan description in use at any time since January 1, 1997 and (v) copies of correspondence from the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation regarding any plan audit or investigation or any intent to conduct a plan audit.

          (f) Each Seller's ERISA Plan which is intended to qualify under
Section 401(a) of the Code has received a favorable determination letter from the IRS that such Plan is so qualified under the Code; and no circumstance exists which might cause such Plan to cease being so qualified.

          (g) Each Seller's ERISA Plan complies, and has been administered to comply, with all Requirements of Law, and there has been no notice issued by any Governmental Body questioning or challenging such compliance, and there are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of Parent, Seller or any Shareholder, threatened involving any such Plan or the assets of any such Plan.

          (h) Seller has no obligations under any of Seller's Non-ERISA Plans, Seller's Compensation Commitments or Seller's ERISA Plans or otherwise to provide health or death benefits to or in respect of former employees of Seller, except as specifically required by the continuation requirements of Part 6 of Title I of ERISA.

          (i) Seller has no liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, on account of (i) any violation of the health care requirements of Part 6 of Title I of ERISA or Section 4980B of the Code,
(ii) under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code, (iii) under Section 302 of ERISA or Section 412 of the Code or (iv) under Title IV of ERISA. Assuming that each of Seller's ERISA Benefit Plans which is subject to Title IV of ERISA were terminated as of the Closing Date, Seller would have no liability under Title IV of ERISA as a result of such termination.

          (j) Schedule 5.18(J) contains: (i) a list of all employees of the Seller as of January 1, 2002; (ii) the then current annual compensation of, and a description of the fringe benefits (other than those generally available to employees of Seller) provided by Seller to any such employees; (iii) a list of all present or former employees of Seller paid in excess of $50,000 in calendar year 2001 who have terminated or given notice of their intention to terminate their relationship with Seller since January 1, 2001; (iv) a list of any increase, effective after January 1, 2002, in the rate of compensation of any employees or commission salespersons; and (v) a list of all substantial changes in job assignments of, or arrangements with, or promotions or appointments of, any employees or commission salespersons whose compensation as of January 1, 2002 was in excess of $50,000 per annum.

          (k) Except as set forth in Schedule 5.18(K), (i) to the knowledge of Parent, Seller and any Shareholder, Seller is not involved in any transaction or other situation with any employee, officer, director or Affiliate of Seller which may be generally characterized as a "conflict of interest", including direct or indirect interests in the business of competitors, suppliers or customers of Seller (other than ownership of not in excess of 2% of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or on the NASDAQ national market, so long as such ownership does not constitute practical or legal control of such corporation), and (ii) there are no situations with respect to the Business which involved or involves (A) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (B) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds; (C) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder; or (D) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws.

          5.19. Employee Relations. Except as set forth in Schedule 5.19, Seller has complied with all applicable Requirements of Laws relating to prices, wages, hours, discrimination in employment and collective bargaining and to the operation of the Business and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing. Seller believes that its relations with its employees are satisfactory. Seller is not a party to, and the Business is not affected by or, to the knowledge of Parent, Seller or any Shareholder, threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of Seller. Seller is not adversely affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any customer of the Business. Schedule 5.19 sets forth a description of any union organizing or election activities involving any non-union employees of Seller which have occurred since January 1, 1997 or, to the knowledge of Parent, Seller and any Shareholder, are threatened as of the date hereof.

          5.20. Contracts. Except as set forth in Schedule 5.20 or any other Schedule hereto, Seller is not a party to or bound by:

          (i)    any contract for the purchase, sale or lease of real property;

          (ii) any contract for the purchase of services, materials, supplies or equipment which involved the payment of more than $25,000 in 2001, which Seller reasonably anticipates will involve the payment of more than $25,000 in 2002 or which extends beyond January 1, 2003;

          (iii) any contract for the sale of goods or services which involved the payment of more than $25,000 in 2001, which Seller reasonably anticipates will involve the payment of more than $25,000 in 2002 or which extends beyond January 1, 2003;

          (iv) any contract for the purchase, licensing or development of software to be used by Seller;

          (v) any consignment, distributor, dealer, manufacturers representative, sales agency, advertising representative or advertising or public relations contract;

          (vi) any guarantee of the obligations of customers, suppliers, officers, directors, employees, shareholders, Affiliates or others;

          (vii) any agreement which provides for, or relates to, the incurrence by Seller of debt for borrowed money (including, without limitation, any interest rate or foreign currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate and/or foreign exchange risk associated with its financing);

          (viii) any contract not made in the ordinary course of the Business consistent with past practice;

          (ix) any contract or agreement which provides for a most favored pricing provision for any customer or supplier of Seller;

          (x) any contract which limits or restricts where or how Seller may conduct the Business; or

          (xi) any other contract, agreement, commitment, understanding or instrument which is material to Seller or the Business.

          5.21. Status of Contracts. Except as set forth in Schedule 5.21 or in any other Schedule hereto, each of the leases, contracts and other agreements listed in Schedules 5.11,

5.14, 5.15 and 5.20 (collectively, the "Seller Agreements") constitutes a valid and binding obligation of the parties thereto and is in full force and effect and (except as set forth in Schedule 5.3) may be transferred to Buyer pursuant to this Agreement and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. Seller has fulfilled and performed its obligations under each of the Seller Agreements, and Seller is not in, or alleged to be in, breach or default under, nor is there or is there alleged to be any basis for termination of, any of the Seller Agreements and no other party to any of the Seller Agreements has breached or defaulted thereunder, and, to the knowledge of Seller, Parent or any Shareholder, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by Seller or by any such other party. Seller is not currently renegotiating any of the Seller Agreements or paying liquidated damages in lieu of performance thereunder. None of the Seller Agreements contains terms unduly burdensome to Seller or is harmful to the Business. Complete and correct copies of each of the Seller Agreements have heretofore been delivered to Buyer by Seller.

          5.22. No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 5.22:

          (i) the Purchased Assets and their uses comply with all applicable Requirements of Laws and Court Orders;

          (ii) Seller has complied with all Requirements of Laws and Court Orders which are applicable to the Purchased Assets or the Business and neither Seller, Parent nor any Shareholder has been excluded or debarred from providing services to a Governmental Body or to any customer that participates in a program sponsored by a Governmental Body;

          (iii) there are no lawsuits, claims, suits, proceedings or investigations pending or, to the knowledge of Parent, Seller or any Shareholder, threatened against or affecting Seller nor, to the knowledge of Parent, Seller or any Shareholder, is there any basis for any of the same, and there are no lawsuits, suits or proceedings pending in which Seller is the plaintiff or claimant;

          (iv) there is no action, suit or proceeding pending or, to the knowledge of Parent, Seller or any Shareholder, threatened which questions the legality or propriety of the transactions contemplated by this Agreement;

          (v) to the knowledge of Parent, Seller or any Shareholder, no legislative or regulatory proposal has been adopted or is pending which could adversely affect the Business; and

          (vi) neither Seller nor the Purchased Assets are subject to any Court Order.

          5.230. Environmental Matters. Except as set forth in Schedule 5.23:

          (i) the operations of the Business comply with all applicable Environmental Laws;

          (ii) Seller has obtained all environmental, health and safety Governmental Permits necessary for its operation, and all such Governmental Permits are in good standing and Seller is in compliance with all terms and conditions of such permits;

          (iii) none of Seller nor any of the present Business Property or operations, or the past Business Property or operations, is subject to any on-going investigation by, order from or agreement with any Person (including without limitation any prior owner or operator of Business Property) respecting (i) any Environmental Law, (ii) any Remedial Action or
     (iii) any claim of Losses and Expenses arising from the Release or threatened Release of a Contaminant into the environment;

          (iv) Seller is not subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law;

          (v)    Seller has not:

                 (A) reported a Release of a hazardous substance pursuant to
          Section 103(a) of CERCLA, or any state equivalent;

                 (B) filed a notice pursuant to Section 103(c) of CERCLA;

                 (C) filed notice pursuant to Section 3010 of RCRA, indicating the generation of any hazardous waste, as that term is defined under 40 CFR
     Part 261 or any state equivalent; or

                 (D) filed any notice under any applicable Environmental Law reporting a substantial violation of any applicable Environmental Law;

          (vi) there is not now, nor to the knowledge of Parent, Seller or any Shareholder has there ever been, on or in any Business Property:

                 (A) any treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent, that requires or required a Governmental Permit pursuant to Section 3005 of RCRA; or

                 (B) any underground storage tank or surface impoundment or landfill or waste pile.

          (vii) to the knowledge of Seller, Parent or any Shareholder, there is not now on or in any Business Property any polychlorinated biphenyls (PCB) used in pigments, hydraulic oils, electrical transformers or other equipment;

          (viii) none of Parent, Seller nor any Shareholder has received any notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant;

          (ix) no Environmental Encumbrance has attached to any Business Property; and

          (x) any asbestos-containing material which is on or part of any Business Property is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Environmental Law.

          5.24. Insurance. Schedule 5.24 sets forth a list and brief description of all policies of insurance maintained, owned or held by Seller on the date hereof. Seller has complied with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner. Seller has delivered to Buyer correct and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the Purchased Assets.

          5.25. Customers and Suppliers. Schedule 5.25 sets forth a list of names and addresses of the ten largest customers and the ten largest suppliers (measured by dollar volume of purchases or sales in each case) of Seller and the percentage of the Business which each such customer or supplier represents or represented during each of the years ended December 31, 1999, 2000 and 2001 and the period from January 1, 2002 through July 31, 2002. Except as set forth in
Schedule 5.25, there exists no actual or, to the knowledge of Parent, Seller or any Shareholder, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of Seller with any customer or group of customers listed in Schedule 5.25, or whose purchases individually or in the aggregate are material to the operations of the Business, or with any supplier or group of suppliers listed in Schedule 5.25, or whose sales individually or in the aggregate are material to the operations of the Business, and there exists no present or future condition or state of facts or circumstances involving customers, suppliers or sales representatives which Parent, Seller or any Shareholder can now reasonably foresee would materially adversely affect the Business or prevent the conduct of the Business after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which it has heretofore been conducted.

          5.26. Securities Law Matters. Each of the Shareholders, Parent and Seller acknowledges that (a) he, she or it has been furnished with such documents, materials and information as he, she or it deems necessary or appropriate for evaluating an investment in Buyer (including, without limitation, Buyer's 2001 Annual Report to Shareholders, its proxy statement dated March 29, 2002 with respect to its 2002 Annual Meeting of Shareholders, its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002 and its Current Report on Form 8-K dated January 9, 2002 and the description of Buyer's shares of common stock and associated preferred stock purchase rights contained in the Registration Statements on Form 8-A filed by the Company with the Securities and Exchange Commission on September 16, 1996 and on December 7, 1999, respectively) and confirms that he, she or it has made such further investigation of Buyer as was deemed appropriate to evaluate the merits and risks of this investment and (b) he, she or it has had the opportunity to ask questions of, and receive answers from, the directors and officers of Buyer and persons acting on Buyer's behalf, concerning the terms and conditions of the offering of the Shares and the Additional Shares. Seller is acquiring the Shares and the Additional Shares solely for its own account with the intention of holding the Shares and the Additional Shares for purposes of investment only (except as otherwise provided in Section 7.6(b) of this Agreement), and Seller has no intention of selling the Shares or the Additional Shares in violation of the federal securities laws or any applicable state securities laws. Except as set forth in Schedule 5.26, each of the Shareholders, Parent and Seller is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the Securities Act has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of an investment in the Shares and the Additional Shares. Each of the Shareholders, Parent and Seller understands that the Shares and the Additional Shares have not been registered under the Securities Act, or applicable state securities laws, and are being issued in reliance on exemptions for private offerings contained in Sections 3(b) and 4(2) of the Securities Act and the provisions of Regulation D promulgated thereunder and in reliance on exemptions from the registration requirements of certain state securities laws. Because the Shares and the Additional Shares have not been registered under the Securities Act or applicable state securities laws, the Shares and the Additional Shares may not be re-offered or resold except through a valid and effective registration statement or pursuant to a valid exemption from the registration requirements under the Securities Act and applicable state securities laws. Each of the Shareholders, Parent and Seller is fully aware (i) of the restrictions on sale, transferability and assignment of the Shares and the Additional Shares as described in this Agreement, (ii) that Seller or the Shareholders, as the case may be, must bear the economic risk of the investment in Buyer for an indefinite period of time, (iii) that Buyer is not obligated to register the Shares or the Additional Shares under the Securities Act or any state securities laws, and
(iv) that because the sale of the Shares and the Additional Shares has not been registered, an investment in the Shares and the Additional Shares may not be readily liquidated. Each of the Shareholders, Parent and Seller acknowledges that each certificate representing the Shares or the Additional Shares shall bear a legend with respect to the restrictions described in this Section 5.26 and 7.6.

          5.27. No Finder. None of the Shareholders, Parent or Seller nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement other than to Houlihan Lokey Howard & Zukin, whose fees and expenses, to the extent payable, shall be paid by Seller.

          5.28. Disclosure. None of the representations or warranties of Parent, Seller or any Shareholder contained herein, none of the information contained in the Schedules referred to in Article V, and none of the other information or documents furnished to Buyer or any of its representatives by Parent, Seller or any Shareholder or their representatives pursuant to the terms of this Agreement, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect. To the knowledge of Seller, Parent or Shareholders, there is no fact which adversely affects or in the future is likely to adversely affect the Purchased Assets or the Business in any material respect which has not been set forth or referred to in this Agreement or the Schedules hereto.

                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF BUYER

          As an inducement to Parent, Seller and the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Parent, Seller and the Shareholders and agrees as follows:

          6.1. Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware [and is duly qualified to transact business and is in good standing in each of the jurisdictions listed in Schedule 5.1 where Seller is so qualified]. Buyer has full power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

          6.2. Authority of Buyer. (a) Buyer has full power and authority to execute, deliver and perform this Agreement and all of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer's board of directors and do not require any further authorization or consent of Buyer or its stockholders. This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

          (b) Neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

          (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the Certificate of Incorporation or By-laws of Buyer, (B) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (C) any Court Order to which Buyer is a party or by which it is bound or (D) any Requirements of Laws affecting Buyer; or

          (ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person.

          6.3. No Regulatory Actions or Litigation. Neither Buyer nor to Buyer's knowledge any employee of Buyer has been excluded or debarred from providing services to a Governmental Body or to any customer that participates in a program sponsored by a Governmental Body, which exclusion or debarring would reasonably be expected to have a material adverse effect on the operation of the Business during the Additional Periods. There is no action, suit or proceeding pending or to Buyer's knowledge threatened against Buyer which would reasonably be expected to have a material adverse effect on the operation of the Business during the Additional Periods or which questions the legality or propriety of the transactions contemplated by this Agreement.

          6.4. No Finder. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

          6.5. Capital Stock of Buyer. Subject in all respects to the terms and conditions of this Agreement, the Shares and Additional Shares to be issued pursuant to this Agreement (i) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, or by Buyer's Certificate of Incorporation or By-laws or any agreement to which Buyer is a party or is bound, and (ii) will, when issued, be listed on the New York Stock Exchange.

          6.6. Disclosure. Since December 31, 2001, Buyer has filed all reports required to be filed with the Securities and Exchange Commission (the "Buyer Reports"). The Buyer Reports did not, at the respective times they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE VII

                              ADDITIONAL AGREEMENTS

          7.1. Covenant Not to Compete or Solicit Business. (a) In furtherance of the sale of the Purchased Assets and the Business to Buyer hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Purchased Assets and the Business so sold, Parent, Seller and each Shareholder covenants and agrees that, for a period ending on the fifth anniversary of the Closing Date, neither Parent, Seller or any Shareholder nor any of their respective Affiliates will:

          (i) directly or indirectly (whether as principal, agent, consultant, independent contractor, partner or otherwise) own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business competitive with the Business anywhere in the world (it being understood by the parties hereto that the Business is not limited to any particular region of the world and that such business may be engaged in effectively from any location in the world); provided that this Section 7.1(a)(i) shall not prohibit any Shareholder from accepting, after the termination of such Shareholder's employment with Buyer, direct employment in a management position (whether on a temporary, interim or permanent basis) with any hospital system or other healthcare provider, so long as such Shareholder complies with all of the other provisions of this Agreement (including Section 7.1(a)(ii) and Section 9.2) and any employment or other agreement between Buyer and such Shareholder; or

          (ii) induce or attempt to persuade any employee, consultant, agent or customer of Seller to terminate such employment, consulting, agency or business relationship in order to enter into any such relationship on behalf of any other business organization in competition with the Business;

provided, however, that nothing set forth in this Section 7.1 shall prohibit Parent, Seller or any Shareholder or their respective Affiliates from owning not in excess of 2% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or on the NASDAQ national market. In addition, Parent, Seller and each Shareholder covenants and agrees that it will not, and will not permit any of its Affiliates to, divulge or make use of any trade secrets or other confidential information of the Business other than to disclose such secrets and information to Buyer or its Affiliates.

          (b) If Parent, Seller or any Shareholder or any Affiliate of Parent, Seller or such Shareholder violates any of its obligations under this Section 7.1, Buyer may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Parent, Seller and each Shareholder acknowledges that a violation of this Section 7.1 may cause Buyer irreparable harm which may not be adequately compensated for by money damages. Parent, Seller and each Shareholder therefore agrees that in the event of any actual or threatened violation of this Section 7.1, Buyer shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Parent, Seller or such Shareholder or such Affiliate of Parent, Seller or such Shareholder to prevent any violations of this Section 7.1, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 7.1 shall also be entitled to receive reasonable attorneys' fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 7.1, any term, restriction, covenant or promise in this Section 7.1 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

          7.2. Taxes. (a) Parent, Seller and the Shareholders shall be liable for and pay, and shall indemnify Buyer against, all Taxes (whether assessed or unassessed) applicable to the Business, the Purchased Assets and the Assumed Liabilities, in each case attributable to taxable years or periods ending prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on the day prior to the Closing Date. Subject to
Section 7.2(b), Buyer shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Business, the Purchased Assets and the Assumed Liabilities that are attributable to taxable years or periods beginning on or after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning on or after the Closing Date; provided, that Buyer shall not be liable for any Taxes for which Parent, Seller or any Shareholder is liable under this Agreement. For purposes of this Section 7.2, and subject to Section 7.2(b), any Straddle Period shall be treated on a "closing of the books" basis as two partial periods, one ending at the close of business on the day prior to the Closing Date and the other beginning on the Closing Date, except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

           (b) Notwithstanding Section 7.2(a), any Tax attributable to the sale or transfer of the Business, the Purchased Assets or the Assumed Liabilities shall be paid by Seller, Parent and the Shareholders. Buyer agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes.

           (c) Seller, Parent and the Shareholders or Buyer, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 7.2. Within a reasonable time prior to the payment of any said Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

           (d) After the Closing Date, each of Seller, Parent and the Shareholders and Buyer shall (and cause their respective Affiliates to):

           (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;

           (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Business or the Purchased Assets;

           (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Business or the Purchased Assets;

           (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to Taxes of the Business or the Purchased Assets for taxable periods for which the other may have a liability under this Section 7.2; and

           (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

           (e) Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 7.2 shall be unconditional and absolute and shall remain in effect without limitation as to time.

           7.3. Discharge of Business Liabilities. Parent, Seller and each Shareholder covenants and agrees that it will pay and discharge, and hold Buyer harmless from, each and every liability and obligation of Seller arising from events occurring prior to the Closing Date, excepting only those liabilities and obligations expressly assumed by Buyer at the Closing pursuant to instruments of assumption delivered to Seller at the Closing, it being understood and agreed that Buyer is assuming no liabilities or obligations of Parent, Seller or any Shareholder other than liabilities and obligations so expressly assumed by Buyer.

           7.4. Employees and Employee Benefit Plans. (a) Parent, Seller and the Shareholders shall use their reasonable best efforts to have all of the employees of Seller become employees of Buyer on the Closing Date. Buyer agrees to offer employment to (i) the Shareholders at the level of "Principal," (ii) Seller's other field staff (i.e., consultants and interim managers), including employees and selected contractors of Seller, with titles consistent with their responsibilities compared to other comparable employees of Buyer and (iii) Seller's office staff, with titles comparable to their titles with Seller prior to the Closing Date, reflecting, base salaries comparable to that provided by Seller prior to the Closing Date and participation in Buyer's incentive plans. Assuming comparable performance levels by the employees of Seller, participation in Buyer's incentive plans for the period from the Closing Date until December 31, 2002 and for the calendar year ending on December 31, 2003 (the "Post Closing Bonus Periods") is expected to result in bonus amounts (prorated for the period from the Closing Date until December 31, 2002) for the previous employees of Seller (viewed in the aggregate) that are substantially similar to the bonus amounts received by the employees of Seller (viewed in the aggregate) for the year ended December 31, 2001, as set forth on Schedule 7.4. The amount of such bonus amounts paid to any employee of the Practice will be determined by the Managing Director of the Practice with the approval of the Executive Managing Director responsible for the Practice. With respect to revenues and other factors accounted for from time to time in Buyer's incentive plans for the Post-Closing Bonus Periods, the aggregate determination under such plans will treat the Practice as a separate business unit. For purposes of determining eligibility to participate and vesting under any employee benefit plan of Buyer, employees of Seller who become employees of Buyer and actually perform services for Buyer on the Closing Date or within twelve (12) weeks immediately thereafter (the "Transferring Employees") shall receive service credit for service with Buyer to the same extent such credit was granted under the Seller's comparable employee benefit plans. Notwithstanding anything set forth herein to the contrary, (i) nothing in this Agreement shall create any obligation on the part of the Buyer to continue the employment of any employee for any definite period following the Closing Date and (ii) nothing in this Agreement shall preclude Buyer from altering, amending or terminating any of its employee benefit plans, or the participation of any of its employees in such plans, at any time.

           (b) To the extent permitted therein, all Transferring Employees shall be covered by Buyer's medical, prescription drug, dental, vision, life and accidental death and dismemberment plans on the first day of the calendar month immediately following the Closing Date. Parent, Seller and the Shareholders shall pay any premiums and take any other actions necessary to continue coverage under Seller's medical, prescription drug, dental, vision, life and accidental death and dismemberment plans for the Transferring Employees until and including the last day of the calendar month in which the Closing Date occurs. To the extent permitted by the applicable insurance contracts, each Transferring Employee shall receive credit under Buyer's medical, prescription drug, dental and vision plans for all amounts paid during the current calendar year under comparable plans maintained by Seller, including deductible amounts and coinsurance amounts.

           (c) With respect to each Transferring Employee, Seller shall retain the obligation and liability for any workers' compensation or similar workers' protection claims with respect to any such individual, whether incurred prior to, on or after the Closing Date which are the result of an injury or illness originating prior to the Closing Date. Buyer shall not assume or be obligated to pay, perform or discharge any liability or obligation under any employee benefit plan of Parent, Seller or their Affiliates.

           (d) Seller shall transfer to Buyer on the Closing Date complete copies of the personnel records of Transferring Employees.

           (e) Buyer shall have no liabilities: (i) related to the employees of Seller who do not become Transferring Employees; (ii) related to Transferring Employees to the extent such liability arises from any action, event or course of conduct (except for any action, event or course of conduct by Buyer) that occurs prior to the Closing Date; or (iii) to the extent such liability arises under or relates to any employee benefit plan of Seller or any of its Affiliates.

           (f) Buyer shall not have responsibility for any severance or termination pay obligations and damages for wrongful dismissal, including, without limitation, obligations arising under the common law, incurred with respect to any period of employment prior to the Closing Date for employees of Parent, Seller or any of their respective Affiliates who do not become Transferring Employees.

           7.5. Change in Corporate Name. Seller agrees promptly after the Closing Date to change its name to a name that does not include "Hunter" or "THG" or any variation thereof.

           7.6. Additional Transfer Restrictions. (a) In addition to the restrictions described in Section 5.26, (i) Seller shall not, directly or indirectly, offer, sell, contract to sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law), grant any option to purchase or otherwise sell or reduce its risk with respect to (collectively, a "Transfer"), any Shares or any Deferred Payment Shares for a period ending on the second anniversary of the date of issuance thereof and (ii) Seller shall not, directly or indirectly, Transfer any Earnout Shares for a period ending on the first anniversary of the date of issuance thereof. Notwithstanding clause (i) of the preceding sentence,
(A) after the first anniversary of the Closing Date, Seller may Transfer up to one-half of the Shares and (B) after the first anniversary of the date of issuance of any Deferred Payment Shares, Seller may transfer up to one-half of such Deferred Payment Shares, in any such case in compliance with applicable federal and state securities laws.

           (b) The restrictions on transfers of Shares and Additional Shares of Section 7.6 shall not apply to any of the following Transfers:

           (i) from Seller to Buyer or Parent or to a Shareholder; provided that any Transfer of the Shares to Parent or a Shareholder shall not be made unless Parent or such Shareholder has delivered to Buyer a written agreement in form and substance satisfactory to Buyer agreeing to the restrictions on such Shares or Additional Shares provided hereby and containing representations similar to those provided in Section 5.26 of this Agreement; or

          (ii) pursuant to a tender offer, exchange offer, merger, consolidation or other business combination involving Buyer or a sale of all or substantially all of the outstanding shares of Buyer's common stock.

          (c) The portion of the legend on the Shares or any Additional Shares relating to sale of the Shares or any Additional Shares without compliance with the registration provisions of the Securities Act shall be removed from a particular certificate representing such Shares when an unqualified opinion of counsel reasonably satisfactory to Buyer has been delivered to Buyer to the effect that any such security may be freely sold to the public without compliance with the registration provision of the Securities Act.

           (d) Whenever the restrictions imposed by this Section 7.6 terminate or lapse as to any particular Shares or Additional Shares, the holder thereof shall be entitled to receive from Buyer, without expense, upon delivery to Buyer of the existing certificate representing such Shares, a new certificate not bearing the restrictive legend with respect to the restrictions described in this Section 7.6.

           7.7. Restrictions on Ownership. So long as Seller or Parent holds any Shares or Additional Shares, neither Parent or Seller shall (i) permit the transfer or assignment of any shares of its capital stock except in accordance with the provisions of Section 3 of the Shareholders' Agreement among the Shareholders (without modification or amendment after the date hereof), which Sections are attached hereto as Schedule 7.7, (ii) issue additional capital stock or (iii) permit any existing stockholder to Transfer any of its capital stock, except in accordance with the provisions of such Sections, each without the written consent of Buyer.

           7.8. Hunter Employment Agreement. Each of Parent, Seller and each Shareholder hereby represents, warrants, acknowledges and agrees that the employment agreement between Buyer and David P. Hunter ("Hunter") has been independently negotiated and entered into between Buyer and Hunter and neither such agreement nor any performance or nonperformance thereunder has been taken into account in determining the Purchase Price (including the amount, structure or calculation of any Deferred Payment or any Earnout Payment). Each of Parent, Seller and each Shareholder shall not have any cause of action or claim arising out of or relating to, and hereby covenants and agrees not to sue, claim or otherwise assert (whether against Hunter, any Buyer Group Member or otherwise) any cause of action or claim arising out of or relating to (a) such employment agreement or Hunter's employment by Buyer, including any performance or nonperformance thereunder, (b) any expiration or termination of Hunter's employment with Buyer or (c) any failure by Buyer to make to Seller any Deferred Payment or any Earnout Payment based on performance or nonperformance under such employment agreement. Notwithstanding the foregoing, if David Hunter asserts against Parent, Seller or a Shareholder a claim relating to any expiration or termination of such employment agreement, then Parent, Seller or a Shareholder may assert as a counterclaim any cause of action or claim described in clauses
(a) through (c) above.

           7.9. Lease Expense Reimbursement. Buyer hereby covenants and agrees to reimburse Seller for the rental payments, reasonable utility expenses and reasonable operating expenses incurred in the ordinary course of the Business relating to the premises located at 5901 Sun Boulevard, Suite 107, St. Petersburg, Florida 33715-1160 incurred after September 1, 2002 and before January 31, 2003.

           7.10. Management Committee. The Practice will initially operate under the Hunter Group name as part of Buyer's healthcare consulting group, which is a part of Buyer's Financial & Claims Practice. Buyer intends to manage its healthcare consulting group through a management committee initially composed of David Hunter (who will serve as the chairman of the committee), Lawrence Scanlan, one representative selected by majority vote of the Shareholders and three representatives selected by Buyer (provided that each member of such committee must be an employee of Buyer or its subsidiaries), which committee shall have responsibility for developing a business plan and policies for guiding the Practice and for oversight of the Practice's operations. Such committee shall report to the Executive Managing Director of Buyer's Financial & Claims practice or his designee. The day-to-day management of the Practice will be the responsibility of the Managing Director of the Practice.

           7.11. Application of Buyer Travel Policies. Each of the Shareholders shall enroll in Buyer's travel and entertainment program and shall use reasonable efforts to use such program and, if any Shareholder does not use such program, such Shareholder shall exercise fiscally reasonable discretion in choosing airlines, travel agents, upgrades and lodging, subject to the oversight of the Managing Director of the Practice.

           7.12. Assignment or Enforcement of Certain Agreements. In furtherance of the sale of the Purchased Assets and the Business to Buyer hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Purchased Assets and the Business so sold, each of Parent and Seller covenants and agrees that, with respect to each employee of Parent or Seller who does become an employee of Buyer after the Closing, Parent and Seller shall either (a) assign to Buyer all rights of Buyer pursuant to all agreements, covenants or other obligations of such employee relating to noncompetition, nonsolicitation of employees or clients and similar matters or
(b) if such agreements, covenants or obligations cannot be assigned to Buyer, then, upon Buyer's request and at Buyer's expense, enforce such agreements, covenants and obligations to the maximum extent permitted by applicable law.

           7.13. Payment to David Hunter. Seller hereby covenants and agrees to pay $1,750,000 to David Hunter on the Closing Date.


                                  ARTICLE VIII

                                 INDEMNIFICATION

           8.1. Indemnification by Parent, Seller and the Shareholders. (a) Parent, Seller and each Shareholder jointly and severally agree to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expense incurred by such Buyer Group Member in connection with or arising from:

           (i) any breach by Parent, Seller or any Shareholder of any of the covenants in this Agreement or in any Seller Ancillary Agreement;

           (ii) any failure of Parent, Seller or any Shareholder to perform any of the obligations in this Agreement or in any Seller Ancillary Agreement;

          (iii) any breach of any warranty or the inaccuracy of any representation of Parent, Seller or any Shareholder contained or referred to in this Agreement or any certificate delivered by or on behalf of Parent, Seller or any Shareholder pursuant hereto;

          (iv) any failure of Seller to obtain prior to the Closing any consent set forth in Schedule 5.3;

          (v) the failure of Parent or Seller to comply with any applicable bulk sales law, except that this clause shall not affect the obligation of Buyer to pay and discharge the Assumed Liabilities; or

          (vi)  the failure of Seller to perform any Excluded Liability.

          8.2. Indemnification by Buyer. (a) Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Loss and Expense incurred by such Seller Group Member in connection with or arising from:

          (i) any breach by Buyer of any of its covenants or agreements in this Agreement or in any Buyer Ancillary Agreement;

          (ii) any failure by Buyer to perform any of its obligations in this Agreement or in any Buyer Ancillary Agreement; or

          (iii) any breach of any warranty or the inaccuracy of any representation of Buyer contained or referred to in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant hereto.

          8.3. Notice of Claims. (a) Any Buyer Group Member or Seller Group Member (the "Indemnified Party") seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; provided further that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

          (b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this
Article VIII shall be determined (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The

Indemnified Party shall have the burden of proof in establishing the amount of Loss and Expense suffered by it.

          8.4. Third Person Claims. (a) Subject to Section 8.4(b), the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnified Party has so elected to conduct and control the defense thereof; and provided, further, that the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such claim, action or suit, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnitor shall fail, within ten (10) days after the making of such request, to acknowledge and agree in writing that, if such claim, action or suit shall be adversely determined, such Indemnitor has an obligation to provide indemnification hereunder to such Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit without such consent, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.

          (b) If any third Person claim, action or suit against any Indemnified Party is solely for money damages or, where Seller, Parent or any Shareholder is the Indemnitor, will have no continuing effect on the Business or the Purchased Assets, then the Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnitor has so elected to conduct and control the defense thereof. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnitor to such payment, settlement or compromise and such consent was unreasonably withheld, in which event no claim for indemnity therefor hereunder shall be waived.

          8.5. Limitations on Indemnification Obligations. (a) The obligations of Parent, Seller and the Shareholders pursuant to the provisions of Section 8.1 are subject to the following limitations:

          (i) Seller and the Members shall be required to indemnify and hold harmless under Section 8.1(a)(iii) with respect to Loss and Expense incurred by Buyer Group Members (other than Loss and Expense incurred as a result of inaccuracies of the representations and warranties contained in Sections 5.1, 5.3, 5.7, 5.15, 5.17 and 5.27, as to which this subsection
     (i) shall have no effect) only if the aggregate amount of such Loss and Expense exceeds $50,000; provided that if the aggregate amount of Loss and Expense incurred by Buyer Group Members exceeds $50,000, then this subsection (i) shall not apply and Buyer Group Members shall be entitled to indemnification for all Loss and Expense irrespective of this subsection
     (i);

          (ii) the aggregate amount that Parent, Seller and the Shareholders shall be required to indemnify and hold harmless under Section 8.1(a)(iii) shall not exceed an amount equal to the Purchase Price;

          (iii) the aggregate amount that any Shareholder shall be required to indemnify and hold harmless under Section 8.1(a)(iii) shall not exceed an amount equal to the portion of the Purchase Price received by such Shareholder as set forth on Schedule 8.5(a)(iii); and

          (iv) the indemnification provided for in Section 8.1(a)(iii) shall terminate two (2) years after the Closing Date (and no claims shall be made by any Buyer Group Member under Section 8.1(a)(iii) thereafter), except that the indemnification by Parent, Seller and the Shareholders shall continue as to: (A) the representations and warranties set forth in Sections 5.1, 5.3, 5.7, 5.15, 5.17 and 5.27 as to all of which no time limitation shall apply and (B) any Loss or Expense of which any Buyer Group Member has notified Parent, Seller or the Shareholders in accordance with the requirements of Section 8.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 8.5, as to which the obligation of Parent, Seller and the Shareholders shall continue until the liability of Parent, Seller and the Shareholders shall have been determined pursuant to this Article VIII, and Parent, Seller and the Shareholders shall have reimbursed all Buyer Group Members for the full amount of such Loss and Expense in accordance with this
     Article VIII.

          (b)   The obligations of Buyer pursuant to the provisions of Section
8.2 are subject to the following limitations:

          (i) Buyer shall be required to indemnify and hold harmless under
     Section 8.2(a)(iii) with respect to Loss and Expense incurred by Seller Group Members (other than Loss and Expense incurred as a result of inaccuracies of the representations and warranties contained in Sections 6.1, 6.2, 6.4 and 6.5, as to which this subsection (i) shall have no effect) only if the aggregate amount of such Loss and Expense exceeds the $50,000; provided, that if the aggregate amount of Loss and Expense incurred by Seller Group Members exceeds $50,000, then this subsection (i) shall not apply and Seller

     Group Members shall be entitled to indemnification for all Loss and Expense irrespective of this subsection (i);

          (ii) the aggregate amount that Buyer shall be required to indemnify and hold harmless under Section 8.3(a)(iii) shall not exceed an amount equal to the Purchase Price; and

          (iii) the indemnification provided for in Section 8.2(a)(iii) shall terminate two (2) years after the Closing Date (and no claims shall be made by any Seller Group Member under Section 8.2(a)(iii) thereafter), except that the indemnification by Buyer shall continue as to: (A) the representations and warranties set forth in Sections 6.1, 6.2, 6.4 and 6.5, as to which no time limitation shall apply and (B) any Loss or Expense of which any Seller Group Member has notified Buyer in accordance with the requirements of Section 8.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 8.5, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this Article VIII, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Loss and Expense in accordance with this Article VIII.

                                   ARTICLE IX

                               GENERAL PROVISIONS

          9.1. Survival of Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, except as otherwise provided in Article VIII, the representations and warranties contained in this Agreement shall terminate two (2) years after the Closing Date. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in this Agreement or under any certificate delivered with respect thereto under this Agreement after the date on which such representations and warranties terminate as set forth in this Section.

          9.2. Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors or lenders, and in the case of Seller, to its counsel, accountants or financial advisors). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Purchased Assets; provided, however, that after the Closing Buyer may use or disclose any confidential information included in the Purchased Assets or otherwise related to the Business or the Purchased Assets. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than such party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

          9.3. No Public Announcement. Neither Buyer, any Shareholder, Parent nor Seller shall, without the approval of Buyer and Seller, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and Securities and Exchange Commission disclosure obligations.

          9.4. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when received (with refusal of receipt constituting receipt) by registered or certified mail or by private courier addressed as follows:

          If to Buyer, to:

                          Navigant Consulting, Inc.
                          615 North Wabash Avenue
                          Chicago, IL 60611
                          Attention: Philip Steptoe

          with a copy (which shall not constitute notice), to:

                          Sidley Austin Brown & Wood
                          Bank One Plaza
                          10 S. Dearborn
                          Chicago, IL 60603
                          Attention: Steven Sutherland

          If to Parent, Seller or any Shareholder, to:

                          c/o Trenam, Kemker, Scharf, Barkin,
                              Frye, O'Neill & Mullis
                          101 East Kennedy Blvd.
                          Suite 2700
                          Tampa, FL 33602
                          Attention: Don Weinbren

or to such other address as such party may indicate by a notice delivered to the other party hereto.

          9.5. Successors and Assigns. (a) The rights of either party under this Agreement shall not be assignable by such party hereto without the written consent of the other; provided that Buyer may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include without limitation, in the case of Buyer, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 9.5 any right, remedy or claim under or by reason of this Agreement.

          9.6. Access to Records after Closing. For a period of six years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of Seller transferred to Buyer hereunder to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of Seller prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 9.6. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller's expense, to segregate and remove such books and records as Seller may select.

          For a period of six years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Business which Parent, Seller or any Shareholder or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by Parent, Seller or any Shareholder and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section
9.6. If Parent, Seller or any Shareholder or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Parent, Seller or such Shareholder shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer's expense, to segregate and remove such books and records as Buyer may select.

          9.7. Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto, including the Letter of Intent. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

          9.8. Interpretation. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

          9.9. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

          9.10. Expenses. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

          9.11. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer.

          9.12. Enforcement of Agreement. In the event of an action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such litigation or proceeding shall pay to the successful party all costs and expenses, including reasonable attorneys' fees, incurred therein by such successful party on trial and appeal as adjudged by the court, and if such successful party or parties shall recover judgment in any such action or proceeding, such costs, expenses and attorneys' fees may be included as part of such judgment.

          9.13. Further Assurances. On the Closing Date Parent, Seller and each Shareholder shall (i) deliver to Buyer such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as Buyer may reasonably request or as may be otherwise reasonably necessary to vest in Buyer all the right, title and interest of Seller in, to or under any or all of the Purchased Assets, and (ii) take all steps as may be reasonably necessary to put Buyer in actual possession and control of all the Purchased Assets. From time to time following the Closing, Parent, Seller and each Shareholder shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Purchased Assets (a) which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to cooperate with Buyer at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its best efforts to secure to Buyer the benefits thereof in some other manner, or (b) which are otherwise not transferable or assignable, to use its best efforts jointly with Buyer to secure to Buyer the benefits thereof in some other manner (including the exercise of the rights of Seller thereunder). Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment included in the Purchased Assets if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof.

          9.14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Illinois.

          9.15. Time is of the Essence. With respect to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

          9.16. Offset. Any party hereto shall have the right to offset against any payment obligation such party may have to any other party, any obligation such other party may have to it, including without limitation any indemnification obligation.

          9.17. Submission to Jurisdiction. Parent, Seller, each Shareholder and Buyer hereby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby to the jurisdiction of the United States District Court for the Northern District of Illinois and the jurisdiction of any court of the State of Illinois located in Chicago and waive any and all objections to jurisdiction that they may have under the laws of the State of Illinois or the United States.

          9.18. Dispute Resolution. Any dispute, controversy or claim (including any dispute arising under Article VIII of this Agreement, but excluding any dispute, controversy or claim as to Sections 3.2 and 3.4 which shall be resolved as provided in such Sections), whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory (a "Dispute") between any Seller Group Member, on the one hand, and any Buyer Group Member, on the other hand, arising out of or relating to this Agreement, any obligations hereunder or the relationship of the parties under this Agreement shall be resolved in accordance with the procedures described in this Section and, if necessary, Section 9.19. The parties hereto agree to establish an internal hierarchy to facilitate resolution of these issues as set forth below:

          (a) Upon written request of either Buyer, on the one hand, or Parent, Seller or any such Shareholder, on the other hand, each will appoint a designated representative whose task it will be to meet for the purpose of endeavoring to resolve such Dispute.

          (b) The designated representatives shall meet as often as the parties reasonably deem necessary to discuss the Dispute in an effort to resolve the Dispute without the necessity of any formal proceeding. During the discussions, all reasonable requests by a party to another party for non-privileged information reasonably related to the Dispute shall be honored in order that each party may be fully advised of the other party's position.

          (c) Formal proceedings for the resolution of a Dispute may not be commenced until the earlier of:

          (i) the designated representatives concluding in good faith that amicable resolution through continued negotiation of the Dispute does not appear likely; or

          (ii) the expiration of the ten (10) day period immediately following the initial request to negotiate the Dispute;

provided, however, that this Section 9.18 will not be construed to prevent a party from instituting formal proceedings earlier to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors or to seek temporary or preliminary injunctive relief pursuant to Section 9.19(i) or Section 9.20.

          9.19. Arbitration. If resolution of the Dispute still cannot be achieved as contemplated by Section 9.18, the Dispute shall be settled by binding arbitration conducted in Chicago, Illinois in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA") as modified by the following provisions of this Agreement:

          (a) If the amount in dispute exceeds $100,000, three neutral arbitrators shall be selected by the parties from the AAA panel list in accordance with the appointment rules of the AAA. If the amount in dispute is less than $100,000, selection of one neutral arbitrator by the parties shall be from the AAA panel list in accordance with appointment rules of the AAA.

          (b) The arbitration process shall be conducted on an expedited basis by the regional office of the AAA located in Chicago, Illinois. Proceedings in arbitration shall begin no later than thirty (30) days after the filing of the Dispute with the AAA and shall be scheduled to conclude no later than one-hundred eighty (180) days after the filing of the Dispute. All hearings, unless otherwise agreed to by the parties, shall be held in Chicago, Illinois.

          (c) The arbitrator(s) may in his, her or their discretion order a pre-hearing exchange of information, including, without limitation, production of documents, exchange of summaries of testimony or exchange of statements of position or depositions. The arbitrator(s) shall not be authorized to place probative value on affidavits that are not supported by other evidence unless the affidavit is made available for examination.

          (d) The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose and shall be deemed to be information subject to the confidentiality provisions of Section 9.2 of this Agreement.

           (e) The award of the arbitrator(s) shall be made in a written opinion containing a concise analysis of the basis upon which the award was made.

           (f) A judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

           (g) The parties agree to equally split the cost of any arbitration, including, without limitation, the administrative fee, the compensation of the arbitrator(s) and the expenses of any witnesses or proof produced at the direct request of the arbitrator(s).

           (h) The parties shall each bear all their own costs and expenses, irrespective of which party is the prevailing party in the arbitration.

           (i) Notwithstanding the agreements contained in Sections 9.18 and 9.19, either party may apply to a court having jurisdiction to (i) enforce this agreement to arbitrate, (ii) seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the controversy is otherwise resolved, (iii) avoid the expiration of any applicable limitations period, (iv) preserve a superior position with respect to other creditors, or (v) challenge or vacate any final judgment, award or decision of the arbitrator(s) that does not comport with the express provisions of subparagraph (j) below.

           (j) The arbitrator(s) are only authorized to, and only have the consent of the parties to, interpret and apply the terms and conditions of this Agreement in accordance with the governing law. The arbitrator(s) are not authorized to, and shall not, order any remedy not permitted by this Agreement and shall not change any term or condition of this Agreement, deprive either party of any remedy expressly provided hereunder or provide any right or remedy that has not been expressly provided hereunder. In the event that the arbitrator(s) exceed their authority under this Agreement and violate this provision, either party may petition a court of competent jurisdiction to vacate the arbitration award on the grounds that the arbitrator(s) exceeded their authority.

           (k) The Federal Arbitration Act, 9 U.S.C. Sections 1 through 14 (as amended and including any successor provision), except as modified hereby, shall govern the interpretation and enforcement of this Section 9.19.

Notwithstanding the foregoing, Parent, Seller, each Shareholder and Buyer agree to continue performing their respective obligations under this Agreement while the Dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

           9.20. Judicial Procedure. Nothing in Sections 9.18 or 9.19 shall be construed to prevent any party from seeking from a court of competent jurisdiction a temporary restraining order or other temporary or preliminary relief pending final resolution of a Dispute pursuant to such Section 9.18 or 9.19.

           9.21. Seller Representative. Each of Parent, Seller and each of the Shareholders hereby constitutes and appoints Lawrence Scanlan, Jr. (the "Seller Representative") as his, her or its representative, agent and attorney for and on his, her or its behalf to (a) make any and all determinations and agreements and take or refrain from taking any other actions for and on his, her or its behalf pursuant to this Agreement or any Seller Ancillary Agreement including without limitation any determinations, agreements or actions pursuant to Sections 3.2, 3.4, and 3.5, or
Article VII, (b) give and receive notices and communications, organize or assume defense of third Person claims, agree to, negotiate, or enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to third Person claims including without limitation pursuant to Article VIII and Sections 9.18 and 9.19 of this Agreement and (c) take or refrain from taking any other actions specified in this Agreement or any Seller Ancillary Agreement to be taken by Parent, Seller, any Shareholder or the Seller Representative. Any decision, act, consent, agreement or instruction of the Seller Representative shall constitute a decision, act, consent, agreement or instruction of Parent, Seller and each Shareholder and shall be final, binding and conclusive and Buyer may rely upon the same. This power of attorney is coupled with an interest and shall be irrevocable. If Lawrence Scanlan, Jr. or any successor to him as Seller Representative dies or is unwilling or unable to serve as Seller Representative, then within five (5) days thereafter the Shareholders shall, by majority vote of the total number of Shares then held by them, appoint a successor to act as the Seller Representative and notify Buyer in writing of such appointment.

                            [Signature Pages Follow]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

                                        NAVIGANT CONSULTING, INC.

                                        By ___________________________________
                                           Name:
                                           Its:


                                        HUNTER & ASSOCIATES MANAGEMENT
                                        SERVICES, INC.

                                        By ___________________________________
                                           Lawrence Scanlan, Jr.
                                           President and COO

                                        THG INVESTORS, INC.

                                        By ___________________________________
                                           Lawrence Scanlan, Jr.
                                           President

                                           Each Shareholder who has signed a
                                           Joinder in the form on the following
                                           page

                     Shareholder Joinder and Signature Page
                                       to
                            Asset Purchase Agreement,
                                      among
                           Navigant Consulting, Inc.,
                Hunter and Associates Management Services, Inc.,
                                       and
                    THG Investors, Inc. and its Shareholders

         As evidenced by execution and delivery of this Joinder and Signature Page, the undersigned Shareholder, as the holder of the number of Shares that is specified below of the common stock, par value $.01 per share, of THG Investors, Inc., a Florida corporation ("Parent"), as an inducement to Navigant Consulting, Inc., a Delaware corporation ("Buyer"), to purchase substantially all of the assets of Hunter and Associates Management Services, Inc., a Delaware corporation ("Seller"), which is a wholly owned subsidiary of Parent, and in consideration for that portion of the purchase price to be paid to Seller that, ultimately, will be distributed to Shareholder, hereby ratifies, approves and joins in the Asset Purchase Agreement (the "Agreement") to which this Joinder and Signature Page is attached. In connection therewith, the undersigned further agrees that the undersigned will be subject to, and will be obligated for indemnification under, the terms and conditions of the Agreement. The undersigned further agrees to execute and deliver to Buyer any other document or instrument reasonably requested by Buyer to facilitate Shareholder's joinder in the Agreement.

         IN WITNESS WHEREOF, Shareholder has executed this Joinder and Signature Page to Asset Purchase Agreement as of the _____ day of September, 2002.

                                             Sign: _____________________________
                                             Print Name: _______________________

                                             Address:    _______________________
                                                         _______________________
                                                         _______________________


                                             Number of Shares:

                                             ___________________________________